As filed with the Securities and Exchange Commission on July 1, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WMIH CORP.

(Exact name of registrant as specified in its charter)

Delaware	91-1653725
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

800 Fifth Avenue, Suite 4100

Seattle, WA 98104

(206) 922-2957

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles Edward Smith, Esq.

Chief Legal Officer and Secretary

WMIH Corp.

800 Fifth Avenue, Suite 4100

Seattle, WA 98104

(206) 922-2957

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bruce S. Mendelsohn, Esq.

Kerry E. Berchem, Esq.

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

(212) 872-1000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Series B Preferred Stock, par value $0.00001 per share	600,000(1)	$1,000(2)	$600,000,000(2)	$69,720
Common Stock, par value $0.00001 per share	(3)	(3)	(3)	(3)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such number of shares of Series B Preferred Stock registered hereby includes an indeterminate number of additional shares of Series B Preferred Stock that may be offered and issued in connection with anti-dilution provisions or stock splits, stock dividends, recapitalizations or similar events.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(i) under the Securities Act.
(3)	The shares of Common Stock that are being registered include such indeterminate number of shares of Common Stock, if any, that may be issued upon conversion of the Series B Preferred Stock registered hereunder, which shares are not subject to an additional fee pursuant to Rule 457(i) under the Securities Act. Pursuant to Rule 416 under the Securities Act, such number of shares of Common Stock registered hereby includes an indeterminate number of additional shares of Common Stock that may be offered and issued in connection with anti-dilution provisions or stock splits, stock dividends, recapitalizations or similar events.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to completion, dated July 1, 2015

Prospectus

WMIH Corp.

600,000 shares of Series B Convertible Preferred Stock

Shares of Common Stock issuable upon conversion of the Series B Convertible

Preferred Stock

This prospectus relates to resales or other dispositions of up to 600,000 shares of our Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and the shares of our common stock (the “Common Stock”) issuable upon conversion of the Series B Preferred Stock by the security holders identified in the “Selling Security Holders” section of this prospectus.

The selling security holders may offer and sell or otherwise dispose of the shares of our Series B Preferred Stock and the shares of our Common Stock issuable upon conversion of the Series B Preferred Stock from time to time at such prices and on such terms as they may determine. The selling security holders may sell the Series B Preferred Stock and the Common Stock issuable upon conversion of the Series B Preferred Stock to or through underwriters, brokers or dealers or directly to purchasers. Underwriters, brokers or dealers may receive discounts, commissions or concessions from the selling security holders, purchasers in connection with sales of the Series B Preferred Stock and the Common Stock, or both. Additional information relating to the distribution of the Series B Preferred Stock and the Common Stock by the selling security holders can be found in this prospectus under the heading “Plan of Distribution.” If underwriters or dealers are involved in the sale of any securities offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in a supplement to this prospectus.

We will not receive any proceeds from the resale or other disposition of the shares of our Series B Preferred Stock or our Common Stock issuable upon conversion of the Series B Preferred Stock by the selling security holders. Except for underwriting discounts, selling commissions and/or similar charges incurred for the sale of any shares, which will be paid by the selling security holders, we have agreed to pay the expenses incurred in connection with the registration of the shares of Series B Preferred Stock and the shares of Common Stock covered by this prospectus.

Our Series B Preferred Stock is not listed on an exchange or quoted on an electronic quotation system. Our Common Stock is currently quoted on the OTC Markets OTCQB electronic quotation system (“OTCQB”) under the trading symbol “WMIH.” On June 30, 2015, the last reported sale price of our Common Stock on the OTCQB was $2.61 per share.

Investing in the shares of our Series B Preferred Stock and our Common Stock issuable upon conversion of the Series B Preferred Stock involves risks. You should carefully consider the “Risk Factors” referred to on page 3 of this prospectus, in any applicable prospectus supplement and the documents incorporated or deemed incorporated by reference in this prospectus before investing in shares of our Series B Preferred Stock or our Common Stock issuable upon conversion of the Series B Preferred Stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                 , 2015.

We have not authorized anyone to give you information other than in this prospectus and the information incorporated by reference herein. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell, nor is it an offer to buy, these securities in any state where the offer or sale is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration, or a continuous offering, process. Under this shelf registration process, the selling security holders may, from time to time, sell or otherwise dispose of up to 600,000 shares of our Series B Preferred Stock and the shares of our Common Stock issuable upon conversion of the Series B Preferred Stock in one or more offerings. This document may only be used where it is legal to sell these securities.

This prospectus may be supplemented from time to time by one or more prospectus supplements. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement, together with any post-effective amendments to the registration statement, and the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should assume that the information appearing in this prospectus and in any prospectus supplement is only accurate as of the date on its respective cover and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, properties, financial condition, results of operations and prospects may have changed since those dates.

As used in this prospectus, unless the context requires otherwise:

•	the terms “we,” “us,” “our,” “Successor,” or “Company” refer collectively to WMIH Corp. and its consolidated subsidiaries;

•	“WMIH” refers only to WMIH Corp, without regard to its subsidiaries;

•	“WMMRC” means WM Mortgage Reinsurance Company, Inc. (a wholly-owned subsidiary of WMIH); and

•	“WMIIC” means WMI Investment Corp. (a wholly-owned subsidiary of WMIH).

i

SUMMARY

This summary highlights information about this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our Series B Preferred Stock or Common Stock. You should carefully read the entire prospectus, especially the risks of investing in our Series B Preferred Stock and Common Stock discussed under “Risk Factors” in this prospectus, any accompanying prospectus supplement and the documents incorporated herein by reference before making an investment decision.

Our Company

WMIH Corp. (“WMIH”) is a corporation duly organized and existing under the laws of the State of Delaware. WMIH is the direct parent of WM Mortgage Reinsurance Company, Inc., a Hawaii corporation (“WMMRC”), and WMI Investment Corp., a Delaware corporation (“WMIIC”). On March 19, 2012 (the “Effective Date”), WMIH emerged from bankruptcy proceedings as the successor to Washington Mutual, Inc. Upon emergence from bankruptcy, we had limited operations other than WMMRC’s legacy reinsurance business, which is being operated in runoff mode and has not written any new business since September 26, 2008. We continue to operate WMMRC’s business in runoff mode and we are actively seeking acquisition opportunities across a broad array of industries.

Upon emergence from bankruptcy, WMIH (1) received $75 million in cash from certain creditors; (2) obtained access to a $125 million senior credit facility to be used to fund working capital needs and permitted acquisitions (which credit facility has since been terminated); (3) issued (a) $110.0 million aggregate principal amount of its 13% Senior First Lien Notes due 2030 (the “First Lien Notes”) under an indenture, dated as of March 19, 2012 (the “First Lien Indenture”), between WMIH and Wilmington Trust, National Association, as Trustee (which indenture has since been satisfied and discharged); and (b) $20.0 million aggregate principal amount of its 13% Senior Second Lien Notes due 2030 (the “Second Lien Notes” and, together with the First Lien Notes, the “Runoff Notes”) under an indenture, dated as of March 19, 2012 (the “Second Lien Indenture” and, together with the First Lien Indenture, the “Indentures”), between WMIH and Law Debenture Trust Company of New York, as Trustee (which with limited exceptions are solely payable from Runoff Proceeds Distributions (as defined in the Indentures) received by WMIH from WMMRC, and therefore are generally nonrecourse to WMIH); and (4) recorded a net operating loss carry forward of approximately $5.97 billion. Since the Effective Date, our strategy has been to consummate an acquisition by us in an effort to expand our business and realize the embedded value of our financial profile.

In January 2014, certain affiliates of KKR & Co. L.P. (together with its affiliates, “KKR”) made a strategic investment in the Company, purchasing approximately $11.1 million of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and committing to purchase $150 million aggregate principal amount of subordinated unsecured 7.50% PIK notes (the “Subordinated Notes”) pursuant to a note purchase agreement, dated as of January 30, 2014 (the “Note Purchase Agreement”), with the guarantors party thereto and KKR Management Holdings L.P. (“KKR Management”). Upon closing such investment, KKR received five-year warrants (the “Warrants”) to purchase approximately 61.4 million shares of our Common Stock (30.7 million of which have an exercise price of $1.32 per share and 30.7 million of which have an exercise price of $1.43 per share) and was granted the right, for three years, to participate up to 50% in equity offerings up to an aggregate of $1 billion by us, subject to certain limitations. In December 2014, the parties to the Note Purchase Agreement executed an amendment to the Note Purchase Agreement that had the effect of terminating the Note Purchase Agreement immediately following the consummation of our reincorporation (the “Reincorporation”) from Washington to Delaware on May 11, 2015.

On January 5, 2015, WMIH completed an offering (the “Series B Preferred Stock Offering”) of 600,000 shares of its Series B Preferred Stock, in the amount of aggregate gross proceeds equal to $600 million, pursuant to a Purchase Agreement with Citigroup Global Markets Inc. (“Citigroup”) and KKR Capital Markets LLC, an affiliate of KKR Fund Holdings L.P. and KKR Management (“KCM”). The initial net proceeds from the Series B Preferred Stock Offering in the amount of $598.5 million (net proceeds after payment of all offering expenses and initial purchasers’ fees, including contingent fees, will be approximately $568.7 million) were deposited into an escrow account and initially invested in United States government securities having a maturity of 180 days or less, in certain money market funds, or cash items. The net proceeds of the Series B Preferred Stock Offering will be released from escrow to us from time to time in amounts needed to finance our efforts to explore and fund, in whole or in part, acquisitions, whether completed or not, including reasonable attorney fees and expenses, accounting expenses, due diligence and financial advisor fees and expenses.

WMIH continues to develop an acquisition strategy to identify and evaluate strategic opportunities across a broad array of industries for the purpose of facilitating an acquisition by WMIH of one or more operating businesses. As of the date of this prospectus, we had not executed definitive documentation relating to any acquisition and there can be no assurance that any transaction will occur or, if so, on what terms.

Our principal executive office is located at 800 Fifth Avenue, Suite 4100, Seattle, WA 98104. Our telephone number is (206) 922-2957 and our website can be accessed at www.wmih-corp.com. Information contained in our website does not constitute part of this prospectus.

The Offering

Securities Offered by the Selling Security Holders	600,000 shares (subject to adjustment) of 3.00% Series B Convertible Preferred Stock.

Shares of Common Stock issuable upon conversion of the Series B Preferred Stock.

Selling Security Holders	All shares of our Series B Preferred Stock and Common Stock issuable upon conversion of the Series B Preferred Stock are being offered by the security holders identified in the “Selling Security Holders” section of this prospectus.

Use of Proceeds	We will not receive any proceeds from the resale or other disposition of the shares of our Series B Preferred Stock or our Common Stock issuable upon conversion of the Series B Preferred Stock by the selling security holders in the offering.

Plan of Distribution	The selling security holders named in this prospectus may offer and sell or otherwise dispose of the shares of our Series B Preferred Stock and the shares of our Common Stock issuable upon conversion of the Series B Preferred Stock from time to time at such prices and on such terms as they may determine. The selling security holders may sell the Series B Preferred Stock and the Common Stock issuable upon conversion of the Series B Preferred Stock to or through underwriters, brokers or dealers or directly to purchasers. Underwriters, brokers or dealers may receive discounts, commissions or concessions from the selling security holders, purchasers in connection with sales of the Series B Preferred Stock and the Common Stock, or both. Additional information relating to the distribution of the Series B Preferred Stock and the Common Stock by the selling security holders can be found in this prospectus under the heading “Plan of Distribution.”

RISK FACTORS

An investment in the shares of our Series B Preferred Stock and our Common Stock issuable upon conversion of the Series B Preferred Stock involves risks. Investors should carefully consider the following risks, together with the risks and uncertainties and all other information contained or incorporated by reference in this prospectus, including the risks and uncertainties discussed under “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other documents incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the risk factors and other information contained in any applicable prospectus supplement.

Any of these risks and uncertainties could materially and adversely affect our business, results of operations and financial condition. The trading price of our Common Stock could decline due to the occurrence of any of these risks and uncertainties, and investors could lose all or part of their investment. In assessing these risks and uncertainties, investors should also refer to the information contained or incorporated by reference in our other filings with the SEC.

Risks Related to Our Series B Preferred Stock

The Series B Preferred Stock ranks junior to all of our indebtedness and other liabilities.

In the event of our bankruptcy, liquidation, reorganization or other winding-up, our assets will be available to pay obligations on the Series B Preferred Stock only after all of our indebtedness and other liabilities have been paid. The rights of holders of the Series B Preferred Stock to participate in the distribution of our assets will rank pari passu with our Series A Preferred Stock and any parity stock we issue in the future. In addition, we are a holding company and the Series B Preferred Stock will effectively rank junior to all existing and future indebtedness and other liabilities of our subsidiaries and any capital stock of our subsidiaries not held by us. The rights of holders of the Series B Preferred Stock to participate in the distribution of assets of our subsidiaries will rank junior to the prior claims of that subsidiary’s creditors and any other equity holders. Consequently, if we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets remaining to pay amounts due on any or all of the Series B Preferred Stock then outstanding. We and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Series B Preferred Stock.

We are not obligated to pay dividends on the Series B Preferred Stock and we are subject to restrictions on payment of dividends on shares of our capital stock.

Dividends on the Series B Preferred Stock are payable only when, as and if declared by our Board of Directors (the “Board of Directors”) or an authorized committee thereof, out of funds legally available therefor. Our Board of Directors is not legally obligated to declare dividends.

Delaware law provides that dividends on the Series B Preferred Stock may only be paid from “surplus” or, if there is no “surplus,” from the corporation’s net profits for the then-current or the preceding fiscal year. Unless we operate profitably, our ability to pay dividends on the Series B Preferred Stock would require the availability of adequate “surplus,” which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital. Since the Effective Date, we have often not achieved profitability, and when profitable, did not achieve significant profitability. We do not expect to achieve significant profits in the future unless we consummate an acquisition.

We may also enter into debt or other agreements in the future that may restrict us from paying dividends on the Series B Preferred Stock.

Further, even if we are permitted under our contractual obligations and Delaware law, as applicable, to pay dividends on the shares of Series B Preferred stock, we may not have sufficient cash to do so. See “—We may not have sufficient funds to redeem or repurchase the Series B Preferred Stock or pay dividends.”

We are subject to restrictions on the redemption or repurchase of the Series B Preferred Stock.

Under the certificate of designation of the Series B Preferred Stock, we will be obligated to redeem the Series B Preferred Stock on the Mandatory Redemption Date and to repurchase the Series B Preferred Stock tendered for repurchase upon a Put Event. However, we may be unable to redeem or repurchase the Series B Preferred Stock under applicable law or due to contractual restrictions.

Delaware law provides that a redemption or repurchase payment on capital stock may only be paid from “surplus” or, if there is no “surplus,” from the corporation’s net profits for the then-current or the preceding fiscal year. Unless we operate profitably, our ability to redeem the Series B Preferred Stock would require the availability of adequate “surplus,” which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital. Since the Effective Date, we have often not achieved profitability, and when profitable, did not achieve significant profitability. We do not expect to achieve significant profits in the future unless we consummate an acquisition.

We may also enter into debt or other agreements in the future that may restrict us from redeeming or repurchasing the Series B Preferred Stock.

Further, even if we are permitted under our contractual obligations and Delaware law, as applicable, to redeem or repurchase the shares of Series B Preferred Stock, we may not have sufficient cash to do so. See “—We may not have sufficient funds to redeem or repurchase the Series B Preferred Stock or pay dividends.”

We may not consummate a Qualified Acquisition.

We may not consummate a Qualified Acquisition due to inability to find an appropriate target company or companies, an inability to obtain appropriate financing, an inability to agree to the terms of an acquisition(s) or for any other reason. We may also consummate an acquisition or acquisitions that do not constitute a Qualified Acquisition. We may not have sufficient funds to pay the Mandatory Redemption Price in the event we use some of the proceeds from the Series B Preferred Stock Offering to consummate one or more acquisitions that do not constitute a Qualified Acquisition and we may be unable to obtain additional financing to fund such Mandatory Redemption Price. See “—We may not have sufficient funds to redeem or repurchase the Series B Preferred Stock or pay dividends.”

We may not have sufficient funds to redeem or repurchase the Series B Preferred Stock or pay dividends.

We are required to redeem the Series B Preferred Stock (if not previously converted) on the third anniversary of the issue date of the Series B Preferred Stock (which we refer to as the “Issue Date”). In addition, we are required to offer to repurchase (if not previously converted) the Series B Preferred Stock upon a Change of Control. However, we may not have sufficient funds to make such a redemption or repurchase as required. This risk is increased by the fact that we (i) have very limited operations, (ii) in the past have not generated significant cash flows, (iii) may use net proceeds that have been deposited into the escrow account to explore and fund, in whole or in part, acquisitions whether completed or not, including reasonable attorney fees and expenses, accounting expenses, due diligence and financial advisor fees and expenses, and (iv) may consummate an acquisition or acquisitions that do not constitute a Qualified Acquisition (and accordingly may use net proceeds that have been deposited into the escrow account), which may make it difficult for us to redeem or repurchase the Series B Preferred Stock as required or pay dividends.

The Series B Preferred Stock is not convertible at the option of holders.

All or a portion of the Series B Preferred Stock automatically converts into our Common Stock upon an Acquisition or a Qualified Acquisition, as the case may be. If an Acquisition does not occur, none of the Series B Preferred Stock will convert into our Common Stock. If an Acquisition occurs but a Qualified Acquisition does not occur, a portion of the Series B Preferred Stock will not convert into our Common Stock. Holders of the Series B Preferred Stock will have no right to convert their shares of Series B Preferred Stock at their option into Common Stock. Furthermore, if an Acquisition or a Qualified Acquisition does occur, the Series B Preferred Stock will automatically convert into Common Stock at a conversion price no less than the Floor Price even if such conversion is unfavorable because our Common Stock is trading below the Floor Price.

The price of our Common Stock, and therefore of the Series B Preferred Stock, may fluctuate significantly, which may make it difficult for you to resell the Series B Preferred Stock or Common Stock issuable upon mandatory conversion thereof when you want or at prices you find attractive.

The market price of our Common Stock has fluctuated significantly since we emerged from bankruptcy. We expect that the market price of our Common Stock will continue to fluctuate. Because the Series B Preferred Stock is mandatorily convertible into shares of our Common Stock upon the consummation of an Acquisition or a Qualified Acquisition, volatility or depressed prices for our Common Stock could have a similar effect on the trading price of the Series B Preferred Stock. Holders who have received shares of our Common Stock upon mandatory conversion of their shares of Series B Preferred Stock will also be subject to the risk of volatility and depressed prices.

Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our Common Stock.

In addition, the market price of our Common Stock could also be affected by possible sales of our Common Stock by investors who view the Series B Preferred Stock as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our Common Stock. The hedging or arbitrage could, in turn, affect the trading price of the Series B Preferred Stock or any Common Stock that holders receive upon conversion of the Series B Preferred Stock.

The conversion price of the Series B Preferred Stock may not be adjusted for all dilutive events that may adversely affect the market price of the Series B Preferred Stock or the Common Stock issuable upon mandatory conversion of the Series B Preferred Stock.

The number of shares of our Common Stock that you are entitled to receive upon mandatory conversion of the Series B Preferred Stock is subject to adjustment for certain specified events, including, but not limited to, stock splits, stock recombination, or tender or exchange offers for Common Stock of WMIH (which events are more limited than customary for convertible securities because the holders of Series B Preferred Stock participate in dividends on Common Stock on an as converted basis). However, other events, which may adversely affect the market price of our Common Stock, may not result in any adjustment, such as the issuance of Common Stock in an acquisition or for cash. Further, if any of these other events adversely affects the market price of our Common Stock, we expect it to also adversely affect the market price of our Series B Preferred Stock. In addition, the terms of our Series B Preferred Stock do not restrict our ability to offer Common Stock or securities convertible into Common Stock in the future or to engage in other transactions that could dilute our Common Stock. We have no obligation to consider the interests of the holders of our Series B Preferred Stock in engaging in any such offering or transaction.

We may issue additional series of preferred stock that rank equally to the Series B Preferred Stock as to dividend payments and liquidation preference.

Neither our Certificate of Incorporation (the “Certificate of Incorporation”) nor the certificate of designation for the Series B Preferred Stock prohibits us from issuing additional series of preferred stock that would rank equally to the Series B Preferred Stock as to dividend payments and liquidation preference. Our Certificate of Incorporation provides that we have the authority to issue 10,000,000 shares of preferred stock, including the 600,000 shares of Series B Preferred Stock and the 1,000,000 shares of Series A Preferred Stock. The issuances of other series of preferred stock could have the effect of reducing the amounts available to the Series B Preferred Stock in the event of our liquidation, winding-up or dissolution. It may also reduce dividend payments on the Series B Preferred Stock if we do not have sufficient funds to pay dividends on all Series B Preferred Stock outstanding and outstanding parity preferred stock.

You will have limited rights with respect to the shares of our Common Stock issuable upon mandatory conversion of your Series B Preferred Stock until your Series B Preferred Stock is converted, but you may be adversely affected by certain changes made with respect to our Common Stock.

You will have limited rights with respect to the shares of our Common Stock issuable upon mandatory conversion of your Series B Preferred Stock, including rights to respond to Common Stock tender offers, if any, prior to the issuance of shares of Common Stock upon mandatory conversion, if any, but your investment in our Series B Preferred Stock may be negatively affected by these events. Upon mandatory conversion, you will be entitled to exercise the rights of a holder of Common Stock only as to matters for which the relevant record date occurs on or after the applicable mandatory conversion date.

Future issuances of preferred stock may adversely affect the market price for our Common Stock.

Additional issuances and sales of preferred stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for our Common Stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

We may not have sufficient earnings and profits in order for dividends on the Series B Preferred Stock to be treated as dividends for U.S. federal income tax purposes.

The dividends payable by us on the Series B Preferred Stock may exceed our current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes. If that occurs, it will result in the amount of the dividends that exceed such earnings and profits being treated for U.S. federal income tax purposes first as a return of capital to the extent of the holder’s adjusted tax basis in the Series B Preferred Stock, and the excess, if any, over such adjusted tax basis as capital gain. Such treatment will generally be unfavorable for corporate holders and may also be unfavorable to certain other holders. See “Material U.S. Federal Income Tax Considerations—Consequences to U.S. Holders of Series B Preferred Stock or Common Stock.”

You may be subject to tax if we make or fail to make certain adjustments to the conversion price of the Series B Preferred Stock even though you do not receive a corresponding cash distribution.

The conversion price of the Series B Preferred Stock is subject to adjustment in certain circumstances. If the conversion price is adjusted as a result of a distribution that is taxable to our common shareholders, you may be deemed to have received a dividend subject to U.S. federal income tax to the extent of our current and accumulated earnings and profits without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion price after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If you are a non-U.S. holder (as defined below in “Material U.S. Federal Income Tax Considerations”), any deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments on the Series B Preferred Stock. A non-U.S. holder is a beneficial owner of Series B Preferred Stock or Common Stock received in respect thereof (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) and that is not a U.S. holder. See “Material U.S. Federal Income Tax Considerations.”

Risks Related to Our Common Stock

Our stock is subject to transfer restrictions under our Certificate of Incorporation.

Our Certificate of Incorporation contains significant restrictions on the transfer of our stock (including any other instruments treated as stock for purposes of Section 382). These court-approved transfer restrictions have been adopted in order to minimize the likelihood that we will be deemed to have an “ownership change” within the meaning of Section 382 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) that could limit our ability to utilize significant net operating loss carry forwards under and in accordance with the Code and regulations promulgated by the Internal Revenue Service. In particular, without the approval of our Board of Directors, (i) no person or group of persons treated as a single entity under Treasury Regulation Section 1.382-3 will be permitted to acquire, whether directly or indirectly, and whether in one transaction or a series of related transactions, any of our stock or any other instrument treated as stock for purposes of Section 382, to the extent that after giving effect to such purported acquisition (a) the purported acquirer or any other person by reason of the purported acquirer’s acquisition would become a Substantial Holder, or (b) the percentage stock ownership of a person that, prior to giving effect to the purported acquisition, is already a Substantial Holder would be increased; and (ii) no Substantial Holder may dispose, directly or indirectly, of any class of our stock or any other instrument treated as stock for purposes of Section 382.

WMIH’s Common Stock is currently trading over-the-counter on the OTCQB electronic quotation system without the support of WMIH and caution is advised.

Our Common Stock is not currently listed on an exchange or a national market. Our Common Stock currently trades over-the-counter on OTCQB on an unsolicited quote basis, meaning that all prices reflect unsolicited customer orders. Investors are cautioned that no firm is making a market in our stock and investors may have a difficult time selling our stock. We have not taken any steps or actions to list or otherwise facilitate any trading in our Common Stock. We have no control over the trading of our securities on the OTCQB or otherwise, except for the restrictions on transfers contained in our Certificate of Incorporation. Although we must use our reasonable efforts to list our Common Stock on a national securities exchange after becoming eligible to do so and upon approval of the Board of Directors, there can be no assurance that we will meet eligibility standards for listing or otherwise be able to list our Common Stock on a timely basis or at all.

Although WMIH’s Common Stock is currently quoted on the OTCQB, if we do not meet or comply with the recent rule changes to the OTCQB our shares may be delisted from the OTCQB and would likely be traded on the OTC Pink (aka the Pink Sheets).

Although WMIH’s Common Stock is currently quoted on the OTCQB, effective as of May 1, 2014, the OTC Markets Group, Inc. changed its rules for OTCQB eligibility. To be eligible for OTCQB, companies will be required to:

•	meet a minimum bid price test of $0.01. Securities that do not meet the minimum bid price test will be downgraded to OTC Pink;

•	submit an application to OTCQB and pay an application and annual fee; and

•	submit an OTCQB Annual Certification confirming the Company Profile displayed on www.otcmarkets.com is current and complete and providing additional information on officers, directors, and controlling shareholders.

Management has not yet determined whether it will submit the required application and pay the associated fees to remain quoted on the OTCQB. In the event we do not submit an application and pay those fees our Common Stock will likely be downgraded to the OTC Pink, which could adversely affect the market liquidity of our Common Stock.

We may be unable to list WMIH’s Common Stock on a national securities exchange, which could limit investors’ ability to make transactions in its Common Stock and subject us to trading restrictions.

Although we will use our reasonable efforts to list our Common Stock on a national securities exchange after becoming eligible to do so and upon approval of our Board of Directors, there can be no assurance of whether or at what time such listing will occur. In order to list WMIH’s Common Stock on a national securities exchange, we will be required to demonstrate compliance with initial listing requirements, including certain financial, distribution and stock price levels. We cannot assure you that we will be able to meet those initial listing requirements.

If we are not able to list WMIH’s Common Stock on a national securities exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for WMIH’s Common Stock;

•	reduced liquidity for WMIH’s Common Stock;

•	a determination that WMIH’s Common Stock is a “penny stock” which will require brokers trading in WMIH’s Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for WMIH’s Common Stock;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

We may need to sell additional shares of WMIH’s Common Stock or other securities in the future to meet WMIH’s capital requirements. In such circumstances, the ownership interests of WMIH’s shareholders prior to such sale could be substantially diluted.

WMIH has 3,500,000,000 shares of Common Stock and 10,000,000 shares of preferred stock authorized for issuance. As of June 30, 2015, WMIH had 206,168,035 shares of its Common Stock issued and outstanding. The possibility of dilution posed by shares available for future sale could reduce the market price of WMIH’s Common Stock and could make it more difficult for WMIH to raise funds through equity offerings in the future. In fact, WMIH has consummated two corporate financing transactions that are, on an as-converted basis, dilutive to shareholders, specifically, effective January 30, 2014, WMIH issued 1,000,000 shares of Series A Preferred Stock, and warrants to purchase 61,400,000 shares of WMIH common stock. In connection with the Series B Preferred Stock Offering on January 5, 2015, 600,000 shares of Series B Preferred Stock, were issued effective January 5, 2015.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in this prospectus that address activities, events, conditions or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business and these statements are not guarantees of future performance. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements may include the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “strategy,” “future,” “opportunity,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. Some of these risks are identified and discussed under “Risk Factors” in this prospectus, our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other documents incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act and any applicable prospectus supplement. These risk factors will be important to consider in determining future results and should be reviewed in their entirety. These forward-looking statements are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and we do not undertake to update any forward-looking statement, except as required by law.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

The following table shows our ratio of earnings to combined fixed charges and preferred dividends on a consolidated basis for the periods indicated. You should read these ratios in connection with our consolidated financial statements and the related notes included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated by reference into this prospectus.

For purposes of computing the ratio of earnings to combined fixed charges and preferred dividends, “earnings” consist of our income (loss) from continuing operations before income taxes and fixed charges. “Fixed charges” consist of interest expense, the interest component of operating lease expense, and amortization of discount and capitalized expenses related to indebtedness. “Preferred dividends” consists of pre-tax earnings required to pay the dividends on outstanding preferred stock.

	(dollars in thousands)
	Successor				Predecessor
	Three Months Ended March 31, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013	Period From March 20, 2012 Through December 31, 2012	Period From January 1, 2012 Through March 19, 2012	Year Ended December 31, 2011
Net income (loss)	$5,501	$3,070	$338	$(12,353)	$(3,433)	$(10,873)
Preferred deemed dividends	—	(9,455)	—	—	—	—
Series B preferred stock dividends	(4,248)	—	—	—	—	—

Net income (loss) attributable to common shareholders	$1,253	$(6,385)	$338	$(12,353)	$(3,433)	$(10,873)

Interest on runoff notes	$954	$8,993	$14,897	$13,511	$—	$—
Interest charges due to debt facility termination	—	13,232	—	—	—	—

Total fixed charges	954	22,225	14,897	13,511	—	—
Preferred dividends	4,248	9,455	—	—	—	—

Total fixed charges and preferred dividends	$5,202	$31,680	$14,897	$13,511	$—	$—

Ratio of net income (loss) to combined fixed charges and preferred dividends	105.7%	9.7%	2.3%	-91.4%	N/A	N/A
Ratio of net income (loss) attributable to common shareholders to combined fixed charges and preferred dividends	24.1%	-20.2%	2.3%	-91.4%	N/A	N/A

It should be noted that interest payable on WMIH’s Runoff Notes has been considered a fixed charge for purposes of calculating the ratio of earnings to combined fixed charges reflected in the table above. The foregoing notwithstanding, WMIH pays cash interest on the Runoff Notes if and only to the extent that WMIH is in receipt of cash “Runoff Proceeds” (as defined in the indentures governing the Runoff Notes). If WMIH is not in receipt of such cash, then “PIK Notes” (as defined in such indentures) are issued in an amount corresponding to the interest payment then due and payable, with the face amount of such PIK Notes capitalized and added to the amount of outstanding principal of Runoff Notes.

Additionally, certain interest charges relating to the Note Purchase Agreement are considered a fixed charge for purposes of the table above. This one-time interest charge was recorded by WMIH when it became probable that the Note Purchase Agreement would be terminated (even though this probability arose prior to the consummation of the Reincorporation) and related deferred offering costs associated with WMIH’s entry into the Note Purchase Agreement no longer had value.

USE OF PROCEEDS

We will not receive any of the proceeds from the resale or other disposition of the shares of our Series B Preferred Stock and the shares of our Common Stock issuable upon the conversion of the Series B Preferred Stock by the selling security holders pursuant to this prospectus. All proceeds from the resale or other disposition of the shares of our Series B Preferred Stock and the shares of our Common Stock pursuant to this prospectus will be for the accounts of the selling security holders.

SELLING SECURITY HOLDERS

The registration statement of which this prospectus forms a part has been filed with the SEC pursuant to the Registration Rights Agreement, dated as of January 5, 2015 (the “Registration Rights Agreement”), among WMIH, Citigroup and KCM, entered into in connection with the Series B Preferred Stock Offering. The shares offered by the selling security holders were acquired pursuant to the Series B Preferred Stock Offering or by subsequent transfer. The selling security holders may from time to time offer and sell or otherwise dispose of any or all shares of our Series B Preferred Stock and our Common Stock issuable upon conversion of the Series B Preferred Stock set forth below pursuant to this prospectus. When we refer to “selling security holders” in this prospectus, we mean each person listed in the table below and their pledgees, assignees, transferees, donees and successors-in-interest. We may amend or supplement this prospectus from time to time in the future to update or change this list of selling security holders and securities which may be offered and sold to identify such pledgees, assignees, transferees, donees and successors-in-interest.

Other than as described herein (including in the documents incorporated by reference herein), based on representations made to us by the selling security holders, to our knowledge, the selling security holders have not had, nor within the past three years have had, any position, office or other material relationship with us or any of our affiliates.

The following table sets forth, as of the date of this prospectus, information regarding the selling security holders named below and the shares that the selling security holders may offer and sell from time to time pursuant to this prospectus. We cannot advise as to whether the selling security holders will in fact sell any or all of such shares. The table below assumes that the selling security holders will sell all the shares covered by this prospectus.

We have prepared the table based on information provided to us by the selling security holders. We have not sought to verify such information. In addition, the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below. Other information about the selling security holders may also change over time.

Selling Security Holder	Shares of Series B Preferred Stock Owned Prior to the Offering (1)		Shares of Common Stock Owned Prior to the Offering (1)		Maximum Number of Shares of Series B Preferred Stock that may be Sold in the Offering	Maximum Number of Shares of Common Stock that may be Sold in the Offering (4)	Shares of Series B Preferred Stock Owned Following the Offering (5)		Shares of Common Stock Owned Following the Offering (5)
	Number	% (2)	Number	% (3)			Number	% (2)	Number	% (3)

(1)	Includes the shares registered hereby for resale.

(2)	Based on 600,000 shares of our Series B Preferred Stock outstanding on June 30, 2015.
(3)	Based on 206,168,035 shares of our Common Stock outstanding on June 30, 2015.
(4)	Each share of our Series B Preferred Stock is convertible into approximately 444.4444 shares of our Common Stock based on the initial conversion price of $2.25 per share of our Common Stock (subject to adjustment under certain circumstances). Pursuant to the Certificate of Designations governing our Series B Preferred Stock dated January 5, 2015, no fractional share of our Common Stock resulting from a conversion of our Series B Preferred Stock shall be issued.
(5)	Assumes the sale or other disposition of all of the shares offered hereby.

Material Relationships with the Selling Security Holders

Voting Agreements

In connection with the Series B Preferred Stock Offering, on December 19, 2014, WMIH entered into a Voting Agreement (the “Voting Agreement”) with KKR Fund Holdings L.P. (“KKR Fund”). Pursuant to the Voting Agreement, KKR Fund agreed to vote and provided a proxy to vote all shares of its Series A Preferred Stock, Series B Preferred Stock and Common Stock that it held on the record date for such vote in favor of the Reincorporation.

Also in connection with the Series B Preferred Stock Offering, on December 19, 2014, WMIH entered into Voting Agreements (the “Additional Voting Agreements”) with certain then-existing significant holders of Common Stock (each, individually, an “Other Holder”) that purchased shares of Series B Preferred Stock in the Series B Preferred Stock Offering. Pursuant to the Additional Voting Agreements, each Other Holder agreed to vote and provided a proxy to vote all shares of its Series B Preferred Stock and Common Stock that it held on the record date for such vote in favor of the Reincorporation.

KKR Side Letter

In connection with the Series B Preferred Stock Offering, on December 19, 2014, KKR Fund and KKR Management agreed in a Side Letter with WMIH that they would not (i) convert any or all of the Series A Preferred Stock, (ii) exercise the right to acquire Common Stock of WMIH, in whole or in part, under the Warrants or (iii) offer, sell, assign, transfer, or otherwise dispose of any of the Series A Preferred Stock or Warrants, in either case until on or after March 20, 2015.

Indemnification Agreement

In connection with the Series B Preferred Stock Offering, on December 19, 2014, WMIH entered into an indemnification agreement with KKR and Tagar C. Olson (who is a KKR designee to our Board of Directors), pursuant to which WMIH will indemnify KKR and Mr. Olson for liabilities arising out of the Series B Preferred Stock Offering.

Note Purchase Agreement

On January 30, 2014, WMIH and the guarantors party thereto entered into the Note Purchase Agreement with KKR Management. Pursuant to the terms and conditions of the Note Purchase Agreement, KKR Management committed to purchase $150 million aggregate principal amount (at issuance) of the Subordinated Notes from WMIH.

On December 19, 2014, the parties to the Note Purchase Agreement executed an amendment that had the effect of terminating the Note Purchase Agreement immediately following the consummation of the Reincorporation. The amendment to the Note Purchase Agreement also waived any and all defaults, events of default and rights to terminate the Note Purchase Agreement arising as a result of the Series B Preferred Stock Offering and permitted the performance of, and compliance with, all of the terms of the Series B Preferred Stock.

Investment Agreement

On January 30, 2014, WMIH entered into the Investment Agreement with KKR Fund (the “Investment Agreement”). Pursuant to the Investment Agreement, WMIH sold to KKR Fund 1,000,000 shares of its Series A Preferred Stock having the terms, rights, obligations and preferences contained in our Certificate of Incorporation for a purchase price equal to $11,072,192 and issued to KKR Fund Warrants to purchase, in the aggregate, 61,400,000 shares of WMIH’s Common Stock, 30,700,000 of which have an exercise price of $1.32 per share and 30,700,000 of which have an exercise price of $1.43 per share.

The Series A Preferred Stock has rights substantially similar to those associated with WMIH’s Common Stock, with the exception of a liquidation preference, conversion rights and customary anti-dilution protections. The Series A Preferred Stock has a liquidation preference equal to the greater of (i) $10.00 per 1,000,000 shares of Series A Preferred Stock plus declared but unpaid dividends on any such shares and (ii) the amount that the holder of the Series A Preferred Stock would be entitled to if such holder participated with the holders of shares of Common Stock then outstanding, pro rata as a single class based on the number of outstanding shares of Common Stock on an as-converted basis held by each holder as of immediately prior to a liquidation, in the distribution of all our remaining assets and funds available for distribution to our shareholders. The Series A Preferred Stock is convertible at a conversion price of $1.10 per share (subject to anti-dilution adjustment) into shares of Common Stock of WMIH either at the option of the holder or automatically upon transfer by KKR Fund to a non-affiliated party. Further, KKR Fund, as the holder of the Series A Preferred Stock and the Warrants, has received other rights pursuant to the Investor Rights Agreement as described below.

The Warrants have a five-year term from the date of issuance and are subject to customary structural adjustment provisions for stock splits, combinations, recapitalizations and other similar transactions.

Investor Rights Agreement

On January 30, 2014, WMIH entered into the Investor Rights Agreement (the “Investor Rights Agreement”) with KKR Fund. KKR Fund’s rights as a holder of the Series A Preferred Stock and the Warrants, and the rights of any subsequent holder that is an affiliate of KKR Fund (together with KKR Fund, the “KKR Holders”) are governed by the Investor Rights Agreement. Pursuant to the Investor Rights Agreement, for so long as the KKR Holders own 50% of the Series A Preferred Stock issued as of January 30, 2014 (or the underlying Common Stock) (the “Requisite Preferred Amount”), the KKR Holders will have the right to appoint one of seven directors to the Board of Directors. In addition, for so long as the KKR Holders own the Requisite Preferred Amount, to the extent the Board of Directors amends the Certificate of Incorporation or our Bylaws (the “Bylaws”) or passes any other resolution in each case having the effect of increasing the size of the Board of Directors to greater than seven (7) directors without the consent of the KKR Holders, then from such time as such change in the Board of Directors becomes effective, the KKR Holders shall have the right to appoint two (2) directors in total. Since the current Certificate of Incorporation states that the number of directors that shall constitute the entire Board of Directors shall not be more than eleven (11), and the Board of Directors currently consists of nine (9) directors, KKR now has the right to appoint two of our directors.

Additionally, until January 30, 2017, the KKR Holders will have the right to purchase up to 50% of any future equity rights offerings or other equity issuance by WMIH on the same terms as the equity issued to other investors in such transactions, in an aggregate amount of such offerings and issuances by WMIH of up to $1 billion (the “Participation Rights”). The foregoing Participation Rights do not include any issuances of securities by WMIH constituting any part of the consideration payable by it in connection with any acquisitions or investments (including any rollover equity) or in respect of any employee options or other income compensation. KKR Holders’ aggregate beneficial ownership of equity securities of WMIH after giving effect to any equity issuances (and on a pro forma basis after taking into account any acquisitions) shall at no time exceed 42.5% of the equity securities of WMIH without the prior written consent of WMIH. Except for the foregoing Participation Rights and the issuance of Common Stock in respect of the Warrants and the Series A Preferred Stock, KKR Fund and its affiliates shall not purchase or acquire any equity securities of WMIH or its subsidiaries without WMIH’s prior written consent, subject to certain exceptions.

In connection with the issuance of the Series A Preferred Stock and the Warrants, KKR Fund and its affiliates have agreed that, until December 31, 2016, they will not:

•	request the call of a special meeting of the shareholders of WMIH; seek to make, or make, a shareholder proposal at any meeting of the shareholders of WMIH; seek the removal of any director from the Board of Directors; or make any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or solicit any written consents of shareholders with respect to any matter;

•	form or join or participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act, with respect to any voting securities of WMIH;

•	make or issue, or cause to be made or issued, any public disclosure, statement or announcement (including filing reports with the SEC) (x) in support of any solicitation described in the first bullet above, or (y) negatively commenting upon WMIH;

•	except pursuant to any exercise of any Warrant, the conversion of the Series A Preferred Stock, or the exercise of the Participation Rights, acquire, agree or seek to acquire, beneficially or otherwise, any voting securities of WMIH (other than securities issued pursuant to a plan established by the Board of Directors for members of the Board of Directors, a stock split, stock dividend distribution, spin-off, combination, reclassification or recapitalization of WMIH and its Common Stock or other similar corporate action initiated by WMIH);

•	enter into any discussions, negotiations, agreements or undertakings with any person with respect to the foregoing or advise, assist, encourage or seek to persuade others to take any action with respect to the foregoing, except pursuant to mandates granted by WMIH to raise capital by WMIH to KCM and its affiliates; or

•	short any of WMIH’s Common Stock or acquire any derivative or hedging instrument or contract relating to WMIH’s Common Stock.

In the event that any shareholder or group of shareholders other than KKR Fund calls a shareholder meeting or seeks to nominate nominees to the Board of Directors, then KKR Fund shall not be restricted from calling a shareholder meeting in order to nominate directors as an alternative to the nominees nominated by such shareholder or group, provided that KKR Fund shall not nominate or propose a number of directors to the Board of Directors that is greater than the number of directors nominated or proposed by such shareholder or group.

The Investor Rights Agreement also provides the KKR Holders with registration rights, including three long form demand registration rights, unlimited short form demand registration rights and customary piggyback registration rights with respect to Common Stock (and Common Stock underlying the Series A Preferred Stock and the Warrants), subject to certain minimum thresholds, customary blackout periods and lockups of 180 days.

For as long as the KKR Holders beneficially own any shares of Common Stock or Series A Preferred Stock or any of the Warrants, WMIH has agreed to provide customary Rule 144A information rights, to provide the KKR Holders with regular audited and unaudited financial statements and to allow the KKR Holders or their representatives to inspect WMIH’s books and records.

Series B Preferred Stock Offering

Pursuant to the Purchase Agreement, dated as of December 19, 2014 (the “Purchase Agreement”), among WMIH, as issuer, and Citigroup and KCM as the initial purchasers, in connection with the Series B Preferred Stock Offering, KCM, an affiliate of the KKR Holders, as an initial purchaser, (1) was paid a fee of $8,250,000 upon the Reincorporation and (2) will be paid a fee of $8,250,000 upon a Qualified Acquisition (as defined “Description of Series B Preferred Stock”), pursuant to the terms and conditions set forth in the Purchase Agreement.

DESCRIPTION OF SERIES B PREFERRED STOCK

The following is a summary of the material terms of the Series B Preferred Stock. This summary is not complete. The following summary of the terms and provisions of the Series B Preferred Stock is qualified in its entirety by reference to the pertinent sections of our Certificate of Incorporation, including the certificate of designation creating the Series B Preferred Stock incorporated by reference herein. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

As used in this “Description of Series B Preferred Stock” section, unless the context requires otherwise, the terms “we,” “us” or the “Company” refer to WMIH Corp. and not to its consolidated subsidiaries.

General

Under our Certificate of Incorporation, our Board of Directors is authorized, without further shareholder action, to fix by resolution or resolutions the designations, preferences, limitations and relative rights thereof, of up to 10,000,000 shares of preferred stock, par value $0.00001 per share, in one or more series. 1,000,000 shares of our authorized preferred stock have been designated as Series A Convertible Preferred Stock, and 600,000 shares of our authorized preferred stock have been designated as Series B Convertible Preferred Stock. No other shares of our authorized preferred stock have been designated as to series. See “Description of Capital Stock.”

The Series B Preferred Stock and our Common Stock issuable upon mandatory conversion of the Series B Preferred Stock are fully paid and nonassessable. The holders of the Series B Preferred Stock and Common Stock issued upon mandatory conversion of the Series B Preferred Stock have no preemptive or preferential right to purchase or subscribe to our stock, obligations, warrants or other securities of any class.

The transfer agent, registrar, conversion and paying agent for shares of the Series B Preferred Stock and the transfer agent and registrar for shares of our Common Stock is Computershare Trust Company, N.A.

Dividends

Regular Dividends

Holders of shares of the Series B Preferred Stock are entitled to receive, when, as and if declared by our Board of Directors, or an authorized committee of our Board of Directors, out of funds lawfully available for payment, cumulative regular dividends at an annual rate of 3.00% per share of the liquidation preference of $1,000 per share of Series B Preferred Stock, payable in cash. Regular dividends on the Series B Preferred Stock will be payable quarterly on March 15, June 15, September 15 and December 15 of each year, commencing on March 15, 2015 (each, a “regular dividend payment date”), and shall accumulate from the most recent date as to which regular dividends shall have been paid or, if no regular dividends have been paid, from the Issue Date, whether or not in any regular dividend period or periods there have been funds lawfully available for the payment of such regular dividends.

A “regular dividend period” shall refer to a period commencing on, and including, a regular dividend payment date (or if no regular dividend payment date has occurred, commencing on, and including, the Issue Date), and ending on, and including, the day immediately preceding the next succeeding regular dividend payment date.

If any regular dividend payment date is not a business day, the dividend payable on such date shall be paid on the next business day without any adjustment, interest or other penalty in respect of such delay. A “business day” is any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental action to close or be closed.

Regular dividends are payable to holders of record as they appear on our stock register at 5:00 p.m., New York City time, on the 1st calendar day of the month in which such regular dividend payment date falls or such other record date fixed by our Board of Directors or any duly authorized committee thereof that is not more than 60 nor less than 10 days prior to such regular dividend payment date but only to the extent a regular dividend has been declared to be payable on such regular dividend payment date (each, a “regular record date”), except that regular dividends payable on each Mandatory Conversion Date (as defined below) are payable to the holders presenting the Series B Preferred Stock for mandatory conversion, to the extent we are lawfully permitted to pay such dividends at such time. The regular record date shall apply regardless of whether it is a business day.

Regular dividends payable on the Series B Preferred Stock for each full regular dividend period are computed by dividing the annual dividend rate by four. Dividends payable on the Series B Preferred Stock for any period other than a full regular dividend period are based upon the number of days elapsed during the period and computed on the basis of a 360-day year consisting of twelve 30-day months. Each regular quarterly dividend (after the first regular dividend) on the Series B Preferred Stock, when, as and if declared, will be $7.50 per share (based on the annual regular dividend rate of 3.00% and a liquidation preference of $1,000 per share). Accrued but unpaid regular dividends will continue to cumulate at the rate of 3.00% per annum.

No regular dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series B Preferred Stock with respect to any regular dividend period unless all regular dividends for all preceding regular dividend periods have been declared and paid, or declared and a sufficient sum has been set apart for the payment of such dividends, upon all outstanding shares of the Series B Preferred Stock.

All regular dividends paid prior to mandatory conversion of the Series B Preferred Stock, and accrued and unpaid dividends payable upon mandatory conversion of the Series B Preferred Stock pursuant to the provisions described under “—Mandatory Conversion,” to the extent we are lawfully permitted to pay such dividends at such time, will be paid in cash. To the extent that accrued and unpaid dividends payable upon mandatory conversion of the Series B Stock cannot be lawfully paid at such time, the amount of such dividends that cannot be so paid shall be added to the $1,000 per share liquidation preference of the Series B Preferred Stock in the calculation of the number of the shares of our Common Stock to be received in such mandatory conversion (it being understood that no fractional shares of our Common Stock shall be issued and there shall be no payment with regard to fractional shares).

If you are a “non-U.S. holder” (as defined in “Material U.S. Federal Income Tax Considerations”), dividends (including amounts received in respect of accrued and unpaid dividends) generally will be subject to U.S. federal income tax at a 30% or reduced treaty rate, as described more fully under “Material U.S. Federal Income Tax Considerations—Consequences to Non-U.S. Holders of Series B Preferred Stock or Common Stock—Dividends.” We will withhold such U.S. federal income tax from amounts otherwise payable to you.

Delaware law provides that dividends on capital stock may only be paid from “surplus” or, if there is no “surplus,” from the corporation’s net profits for the then-current or the preceding fiscal year. Unless we operate profitably, our ability to pay dividends on the Series B Preferred Stock requires the availability of adequate “surplus,” which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital.

No regular dividend will be paid unless and until our Board of Directors, or an authorized committee of our Board of Directors, declares a regular dividend payable with respect to the Series B Preferred Stock. Our ability to declare and pay dividends and make other distributions with respect to our capital stock, including the Series B Preferred Stock, is restricted by the Note Purchase Agreement governing the Subordinated Notes (prior to the proposed amendment thereto), and may be restricted by the terms of any indentures, loan agreements or other financing arrangements that we enter into in the future. In addition, as described above, our ability to declare and pay dividends may be limited by applicable Delaware law. See “Risk Factors—Risks Related to Our Series B Preferred Stock—We are not obligated to pay dividends on the Series B Preferred Stock and we are subject to restrictions on payment of dividends on shares of our capital stock.”

Dividend Stopper

So long as any share of Series B Preferred Stock remains outstanding:

•	no dividend or distribution shall be declared or paid on our Common Stock or any other shares of junior stock, except dividends payable solely in shares of our Common Stock;

•	no dividend or distribution shall be declared or paid on our parity stock, except as provided below; and

•	no Common Stock, junior stock or parity stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries,

unless all accrued and unpaid regular dividends for all past regular dividend periods, including the latest completed regular dividend period, on all outstanding shares of the Series B Preferred Stock have been or are contemporaneously declared and paid in full.

The limitations on distributions described in the immediately preceding paragraph will not apply to:

•	redemptions, purchases or other acquisitions of shares of our Common Stock or other junior stock in connection with any employment contract, any employee benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, or directors in the ordinary course of business;

•	any dividends or distributions of rights or junior stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan; and

•	the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock (with the same or lesser aggregate liquidation preference) or junior stock and, in each case, the payment of cash solely in lieu of fractional shares.

When regular dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable regular record date) on any regular dividend payment date (or, in the case of parity stock having dividend payment dates different from such dividend payment dates, on a dividend payment date falling within a regular dividend period related to such regular dividend payment date) in full upon the Series B Preferred Stock and any shares of parity stock, all regular dividends declared on the Series B Preferred Stock and all such parity stock and payable on such regular dividend payment date (or, in the case of parity stock having dividend payment dates different from such dividend payment dates, on a dividend payment date falling within a regular dividend period related to such regular dividend payment date) shall be declared and paid pro rata so that the respective amounts of such dividends so declared shall bear to each other the same ratio as all accrued and unpaid dividends on the shares of the Series B Preferred Stock and all parity stock payable on such regular dividend payment date (or, in the case of parity stock having dividend payment dates different from such dividend payment dates, on a dividend payment date falling within a regular dividend period related to such regular dividend payment date) (subject to their having been declared by our Board of Directors or a duly authorized committee of our Board of Directors out of lawfully available funds and including, in the case of parity stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. For purposes of this calculation, with respect to non-cumulative parity stock, we shall use the full amount of dividends that would be payable for the most recent dividend period if dividends were declared in full on such non-cumulative parity stock.

If our Board of Directors or a duly authorized committee of our Board of Directors determines not to pay any regular dividend in full on a regular dividend payment date, we will provide written notice to the holders of the Series B Preferred Stock prior to such dividend payment date.

Participating Dividends

Without the written consent of holders of a majority in aggregate liquidation preference of the Series B Preferred Stock, we shall not declare or pay any dividends, distributions or other issuances to all or substantially all holders of our Common Stock (whether payable in cash, securities or other property or assets), unless the holders of the shares of Series B Preferred Stock then outstanding shall simultaneously receive participating dividends, distributions or other issuances, as applicable (collectively, “participating dividends”), that such holders would have been entitled to if the shares of Series B Preferred Stock had been converted into shares of our Common Stock using the then applicable Initial Conversion Price immediately preceding the record date for determining the stockholders eligible to receive such Common Stock dividends.

Participating dividends shall be payable as and when paid to the holders of shares of our Common Stock. The participating dividend, distribution or other issuance record date shall be the same day as the record date for the payments of dividends, distributions or other issuances to the holders of our Common Stock. Participating dividends, distributions or other issuances not paid or made to holders of the Series B Preferred Stock shall be considered accrued and unpaid dividends of the Series B Preferred Stock.

We do not anticipate paying any cash dividends on our Common Stock at this time or for the foreseeable future.

Mandatory Conversion

On each date we close any Acquisition (as defined below), the number of outstanding shares of Series B Preferred Stock having an aggregate liquidation preference equal to the net proceeds of this offering utilized in such Acquisition, on a pro rata basis, will automatically convert into a number of shares of our Common Stock equal to the $1,000 liquidation preference amount divided by a conversion price equal to the lesser of:

•	$2.25 per share of Common Stock (the “Initial Conversion Price”); and

•	the arithmetic average of daily volume weighted average prices of our Common Stock during the 20 trading day period ending on the trading day immediately preceding the public announcement by us that we have entered into a definitive agreement for such Acquisition, subject to a floor of $1.75 per share of our Common Stock (the “Floor Price”).

In addition, on the date we close a Qualified Acquisition (as defined below), each outstanding share of Series B Preferred Stock will automatically convert into a number of shares of our Common Stock equal to the $1,000 liquidation preference amount divided by the applicable conversion price described above.

Each date we close an Acquisition (including a Qualified Acquisition) will be a “Mandatory Conversion Date.”

The Initial Conversion Price and the Floor Price will be subject to the adjustments, if applicable, described in “—Conversion Price Adjustments.”

In addition to the shares of our Common Stock issuable upon mandatory conversion, holders of the Series B Preferred Stock will have the right to receive on each Mandatory Conversion Date in cash any accrued and unpaid dividends on the shares of the Series B Preferred Stock to be converted on such Mandatory Conversion Date as of such Mandatory Conversion Date, whether or not declared (other than previously declared dividends payable to holders of record as of a prior date), to the extent the Company is lawfully permitted to pay such dividends at such time, as described in “—Dividends” above. To the extent that such dividends cannot be lawfully paid at such time, the amount of such dividends that cannot be so paid shall be added to the $1,000 per share liquidation preference of the Series B Preferred Stock in the calculation of the number of the shares of our Common Stock to be received in the mandatory conversion (it being understood that no fractional shares of our Common Stock shall be issued and there shall be no payment with regard to fractional shares); provided, however, that in the event the receipt of additional shares of Common Stock in lieu of such dividends would cause such holder to become a Substantial Holder, then pursuant to Article VIII of the Certificate of Incorporation the number of additional shares of Common Stock shall be reduced to the extent necessary such that upon receipt of such shares such holder would not become a Substantial Holder (resulting in such holder receiving less than the full value of the dividends it was otherwise entitled to receive). In connection with the foregoing proviso, purchasers of the Series B Preferred Stock that engage in activities related to our stock, such as acquiring additional shares of our Common Stock in the public market, may adversely affect their ability to receive additional shares of our Common Stock in lieu of cash dividends upon a mandatory conversion.

“Acquisition” means any acquisition by us or any of our direct or indirect wholly-owned subsidiaries, in a single transaction or a series of transactions, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all the equity interests in, or a business line, unit or division of, any person.

“Qualified Acquisition” means an Acquisition that taken together with prior Acquisitions (if any) collectively utilize aggregate net proceeds of this offering of $450.0 million.

“Substantial Holder” means a person that owns (as determined for purposes of Section 382) at least 4.75 percent of the total value of our stock, including any instrument treated as stock for purposes of Section 382.

For purposes of this section, the following terms have the meanings set forth below:

“Volume weighted average price” or “VWAP” per share of our Common Stock on any trading day means such price as displayed under the heading “Bloomberg VWAP” on Bloomberg (or any successor service) page WMIH US <Equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled open to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our Common Stock on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose.

“Trading day” means a day on which:

•	there is no “market disruption event” (as defined below); and

•	trading in our Common Stock generally occurs on the relevant stock exchange or, if our Common Stock is not then listed on any relevant stock exchange, on the principal other market on which our Common Stock is then listed or admitted for trading.

If our Common Stock is not so listed or admitted for trading, “trading day” means a business day.

“Market disruption event” means:

•	a failure by the relevant stock exchange to open for trading during its regular trading session; or

•	the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our Common Stock or in any options contracts or futures contracts relating to our Common Stock.

“Relevant stock exchange” means the principal U.S. national or regional securities exchange on which our Common Stock is then listed. Our Common Stock is not currently traded on a relevant stock exchange and currently trades in the over-the-counter market.

Conversion Procedures

In the event that a holder of shares of the Series B Preferred Stock does not by written notice designate the name in which the shares of our Common Stock issuable upon mandatory conversion of the Series B Preferred Stock should be registered, on the applicable Mandatory Conversion Date or Remainder Conversion Date, we will be entitled to register such shares in the name of such holder as shown on our records. In the event that shares of the Series B Preferred Stock are then held in certificated form, if a holder of the Series B Preferred Stock does not by written notice to us elect to receive the shares of our Common Stock issuable upon mandatory conversion in certificated form, the name in which such shares should be registered and the address to which the certificate or certificates representing such shares of our Common Stock should be sent, we will be entitled to register such shares in book-entry form in the name of such holder as shown on our records.

The person or persons entitled to receive the shares of our Common Stock issuable upon mandatory conversion of the Series B Preferred Stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the applicable Mandatory Conversion Date or Remainder Conversion Date. Prior to 5:00 p.m., New York City time, on the applicable Mandatory Conversion Date or Remainder Conversion Date, the shares of our Common Stock issuable upon mandatory conversion of the Series B Preferred Stock will not be deemed to be outstanding for any purpose and you will have no rights with respect to such shares of Common Stock, including, without limitation, voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our Common Stock, by virtue of holding the Series B Preferred Stock.

No fractional shares of our Common Stock will be issued to holders of shares of the Series B Preferred Stock upon mandatory conversion. In lieu of any fractional shares of our Common Stock otherwise issuable upon mandatory conversion, that holder will be entitled to receive an amount in cash (computed to the nearest cent) based on the VWAP per share of our Common Stock on the trading day immediately preceding the applicable Mandatory Conversion Date (except as described above in “—Dividends—Regular Dividends”). If more than one share of the Series B Preferred Stock is mandatorily converted by or for the same holder, the number of full shares of our Common Stock issuable upon mandatory conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B Preferred Stock mandatorily converted.

Conversion Price Adjustments

The Initial Conversion Price and the Floor Price are collectively referred to as the “fixed conversion prices.” Each fixed conversion price will be adjusted from time to time as set forth below; provided that no adjustment shall be made with respect to dividends and distributions to holders of our Common Stock to the extent that holders of the Series B Preferred Stock participated in such dividend or distribution on a pro rata, as-converted basis, as described above under “—Dividends—Participating Dividends.”

(i) If we effect a subdivision or combination (including, without limitation, a stock split or a reverse stock split) of our Common Stock, each fixed conversion price will be adjusted based on the following formula:

CP1 = CP0 x	OS0
OS1

where,

CP0 = the fixed conversion price in effect immediately prior to 9:00 a.m., New York City time, on the effective date for such subdivision or combination;

CP1 = the fixed conversion price in effect immediately after 9:00 a.m., New York City time, on such effective date;

OS0 = the number of shares of our Common Stock outstanding immediately prior to 9:00 a.m., New York City time, on such effective date (and prior to giving effect to such event); and

OS1 = the number of shares of our Common Stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination.

Any adjustment made under this clause (i) will become effective immediately after 9:00 a.m., New York City time, on the effective date for such subdivision or combination. If any subdivision or combination of the type described in this clause (i) is declared but not so made, each fixed conversion price will be immediately readjusted, effective as of the earlier of (a) the date our Board of Directors or a duly authorized committee thereof determines not to make such subdivision or combination and (b) the date the subdivision or combination was to have been effective, to the fixed conversion price that would then be in effect if such subdivision or combination had not been declared.

(ii) If we or one or more of our subsidiaries purchases our Common Stock pursuant to a tender offer or exchange offer (except as provided below) and the cash and value of any other consideration included in the payment per share of our Common Stock validly tendered or exchanged exceeds the average VWAP per share of our Common Stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), each fixed conversion price will be decreased based on the following formula:

CP1 = CP0 x	(SP1 x OS0)
(FMV + (SP1 x OS1))

where,

CPo = the fixed conversion price in effect immediately prior to 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the trading day next succeeding the expiration date;

CP1 = the fixed conversion price in effect immediately after 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the trading day next succeeding the expiration date;

FMV = the fair market value (as determined in good faith by our Board of Directors or a duly authorized committee thereof) as of the expiration date of the aggregate value of all cash and any other consideration paid or payable for shares of our Common Stock validly tendered or exchanged and not withdrawn as of the expiration date (the “purchased shares”);

OS1 = the number of shares of our Common Stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”), less any purchased shares;

OS0 = the number of shares of our Common Stock outstanding at the expiration time, including any purchased shares; and

SP1 = the average VWAP per share of our Common Stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date.

The adjustment to each fixed conversion price under the immediately preceding paragraph will occur at 5:00 p.m., New York City time, on the 10th consecutive trading day immediately following, and including, the trading day immediately following the expiration date, but will be given effect as of 9:00 a.m., New York City time, on the expiration date. Because we will make the adjustments to the fixed conversion prices at the end of the 10 consecutive trading day period with retroactive effect, we will delay the settlement of any conversion of shares of the Series B Preferred Stock if the conversion date occurs during such 10 consecutive trading day period. In such event, we will deliver the shares of Common Stock issuable in respect of such conversion (based on the adjusted fixed conversion prices as described above) on the first business day immediately following the last trading day of such 10 consecutive trading day period.

The fixed conversion prices will not be adjusted except as provided above. Without limiting the foregoing, the fixed conversion prices will not be adjusted for:

•	the issuance of any shares of our Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in our Common Stock under any plan;

•	the issuance of any shares of our Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of ours or any of our subsidiaries;

•	the issuance of any shares of our Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the Issue Date; and

•	a change solely in the par value of our Common Stock.

All required calculations will be made to the nearest cent. No adjustment in the fixed conversion prices will be required unless the adjustment would require an increase or decrease of at least 1% of the fixed conversion prices. If the adjustment is not made because the adjustment does not change the fixed conversion prices by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. Notwithstanding the foregoing, all adjustments not previously made shall be made upon mandatory conversion of the Series B Preferred Stock. See “Material U.S. Federal Income Tax Considerations.”

For U.S. federal income tax purposes, adjustments to the fixed conversion prices, or failure to make certain adjustments, that have the effect of increasing the beneficial owners’ proportionate interests in our assets or earnings and profits, may result in a taxable deemed distribution to the beneficial owners of Series B Preferred Stock. For example, a decrease in the fixed conversion prices to reflect a taxable dividend to holders of our Common Stock will generally give rise to a taxable constructive dividend to the beneficial owners of Series B Preferred Stock to the extent made out of our current and accumulated earnings and profits. In the case of a non-U.S. holder, if we pay withholding taxes on behalf of such non-U.S. holder as a result of an adjustment to the fixed conversion prices, we intend to set off such payments against cash payments and other distributions otherwise deliverable to the non-U.S. holder.

In addition, we may make such decreases in each fixed conversion price as we deem advisable in order to avoid or diminish any income tax to holders of our Common Stock resulting from any dividend or distribution of our shares (or issuance of rights or warrants to acquire our shares) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed conversion price.

We will be required, as soon as practicable after each fixed conversion price is adjusted, to provide or cause to be provided written notice of the adjustment to the holders of shares of Series B Preferred Stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion price was determined and setting forth each revised fixed conversion price.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the event of:

•	any recapitalization, reclassification or change of our Common Stock (other than changes only in par value or resulting from a subdivision or combination);

•	any consolidation or merger of us with or into another person or any statutory exchange or binding share exchange; or

•	any sale, transfer, lease or conveyance to another person of all or substantially all the property and assets of us and our subsidiaries;

in each case, as a result of which the shares of our Common Stock are exchanged for, or converted into, other securities, property or assets (including cash or any combination thereof) (any such event, a “reorganization event”), then, at the effective time of such reorganization event, each share of the Series B Preferred Stock outstanding immediately prior to such reorganization event will without the consent of the holders of the Series B Preferred Stock, become convertible into the kind and amount of such other securities, property or assets (including cash or any combination thereof) that holders of our Common Stock received in such reorganization event (the “exchange property”) based on the number of shares of our Common Stock that such holder would have owned on an as-converted basis determined assuming the then applicable Initial Conversion Price, and, at the effective time of such reorganization event, we will amend our certificate of designation (or, if applicable, cause to be issued a certificate of designation) to provide for such change in the conversion provisions of the Series B Preferred Stock; provided that if the kind and amount of exchange property receivable upon such reorganization event is not the same for each share of our Common Stock held immediately prior to such reorganization event by a person, then the exchange property receivable upon such reorganization event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our Common Stock that affirmatively make an election (or of all such holders if none makes an election).

The above provisions of this section will similarly apply to successive reorganization events and we shall make applicable adjustments to the anti-dilution adjustments as our Board of Directors (or the Board of Directors of our successor) shall deem appropriate.

We (or any successor of us) will, as soon as reasonably practicable (but in any event within 20 days) after the occurrence of any reorganization event, provide written notice to the holders of the Series B Preferred Stock of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitute the exchange property. Failure to deliver such notice will not affect the operation of this section.

Mandatory Redemption

Except as described in the immediately succeeding paragraph, we will be required to redeem all outstanding shares of the Series B Preferred Stock, if any, unless such shares of Series B Preferred Stock have been previously repurchased at the option of the holder upon a Put Event (as defined below) or mandatorily converted, on the third anniversary of the Issue Date (the “Mandatory Redemption Date”), out of funds lawfully available for payment, at a price equal to $1,000 per share of Series B Preferred Stock, plus accrued and unpaid dividends, if any, whether or not declared (the “Mandatory Redemption Price”).

If, prior to the Mandatory Redemption Date, we have publicly announced that we have entered into a definitive agreement for an Acquisition, the Mandatory Redemption Date shall be extended to the earlier to occur of:

•	the date that is six months following the third anniversary of the Issue Date; and

•	the day immediately following (x) the date such definitive agreement is terminated or (y) the date such Acquisition is closed.

If the paying agent holds immediately available funds sufficient to pay the Mandatory Redemption Price on the Mandatory Redemption Date, each share of Series B Preferred Stock will cease to be outstanding and dividends will cease to accrue on the Mandatory Redemption Date, whether or not such Series B Preferred Stock is delivered to the paying agent, and all other rights of the holders of the Series B Preferred Stock shall terminate (other than the right to receive the Mandatory Redemption Price).

Delaware law provides that a redemption payment on capital stock may only be paid from “surplus” or, if there is no “surplus,” from the corporation’s net profits for the then-current or the preceding fiscal year. Unless we operate profitably, our ability to redeem the Series B Preferred Stock requires the availability of adequate “surplus,” which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital.

See “Risk Factors—Risks Related to Our Series B Preferred Stock—We are subject to restrictions on the redemption or repurchase of the Series B Preferred Stock.”

Repurchase at the Option of Holders upon a Put Event

If a Put Event (as defined below) occurs at any time when shares of Series B Preferred Stock are outstanding, each holder of Series B Preferred Stock shall have the right, at such holder’s option, to require us to repurchase (a “Put Event Repurchase Offer”) for cash, out of funds lawfully available for payment, all of such holder’s outstanding Series B Preferred Stock, or any portion thereof that is equal to $1,000 or an integral multiple thereof, on the date specified by us in the Put Event Company Notice (as defined below) that is not less than 20 calendar days or more than 35 calendar days following the date of the Put Event Company Notice (the “Put Event Repurchase Date”) at the applicable Put Event Repurchase Price (as defined below).

In the case of a Change of Control (as defined below), the Put Event Repurchase Price shall equal $1,750 per share of Series B Preferred Stock, plus accrued and unpaid dividends, if any, whether or not declared.

A “Put Event” shall occur upon the occurrence of the following:

•	if, prior to the consummation of a Qualified Acquisition, any “person” or “group” of related persons (as such terms are used in Section 13(d) and 14(d) of Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than a majority of the total voting power of all classes of capital stock of the Company then outstanding and normally entitled to vote in the election of directors (such an event, a “Change of Control”).

No later than 20 calendar days following any Put Event, we will send notice of such Put Event (the “Put Event Company Notice”) by first class mail, with a copy to the transfer agent, to each holder of the Series B Preferred Stock to the address of such holder appearing in the security register with a copy to the transfer agent (or otherwise in accordance with the procedures of the Depository Trust Company (“DTC”)), with the following information:

•	that a Put Event has occurred and a Put Event Repurchase Offer is being made and that all shares of Series B Preferred Stock properly tendered pursuant to such offer will be accepted for payment by the Company;

•	the applicable Put Event Redemption Price and the Put Event Repurchase Date;

•	that any shares of Series B Preferred Stock not properly tendered will remain outstanding and continue to accrue dividends and will retain their conversion rights;

•	that, unless we default in the payment of the Put Event Repurchase Price, all shares of Series B Preferred Stock accepted for payment pursuant to the Put Event Repurchase Offer will cease to accrue dividends and their conversion rights will terminate on the Put Event Repurchase Date;

•	that holders electing to have any shares of Series B Preferred Stock repurchased pursuant to a Put Event Repurchase Offer will be required to surrender such shares, with the form entitled “Option of Holder to Elect Repurchase” on the reverse of such shares completed, to the transfer agent specified in the Put Event Company Notice at the address specified in the Put Event Company Notice prior to 5:00 p.m., New York City time, on the business day immediately preceding the Put Event Repurchase Date;

•	that holders will be entitled to withdraw all or a portion of their shares tendered for repurchase; provided that the transfer agent receives, not later than 5:00 p.m., New York City time, a telegram, telex, facsimile transmission or letter setting forth the name of the holder of the shares, the number of shares tendered for repurchase, and a statement that such holder is withdrawing its tendered shares; and

•	that if the fewer than all of a holder’s shares are repurchased, we will issue to the holder new shares having aggregate liquidation preference equal to the unrepurchased portion of such holder’s shares; the aggregate liquidation preference of such shares must be equal to $1,000 or an integral multiple of $1,000 in excess thereof.

Simultaneously with providing such notice, we will publish the information on our website or through a press release or such other public medium as we may use at that time.

If the shares of Series B Preferred Stock are in global form, a holder must tender its shares of Series B Preferred Stock for repurchase in accordance with the applicable procedures of DTC.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the shares of Series B Preferred Stock pursuant to a Put Event Repurchase Offer.

On the Put Event Repurchase Date, we will, to the extent permitted by law:

•	accept for payment all shares properly tendered pursuant to the Put Event Repurchase Offer;

•	deposit with the paying agent an amount equal to the aggregate Put Event Repurchase Price in respect of all shares so tendered; and

•	deliver, or cause to be delivered, to the transfer agent for cancellation the shares so accepted.

As described above under “—Mandatory Redemption,” our ability to repurchase our Series B Preferred Stock may be limited by Delaware law. See “Risk Factors—Risks Related to Our Series B Preferred Stock—We are subject to restrictions on the redemption or repurchase of the Series B Preferred Stock.”

Ranking

The Series B Preferred Stock, with respect to dividend rights or rights upon our liquidation, dissolution or winding-up, ranks:

•	senior to our Common Stock, and, if issued, the junior participating preferred stock and to each other class of capital stock or series of preferred stock established after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to, or on a parity with, the Series B Preferred Stock as to dividend rights and rights upon our liquidation, dissolution or winding up (which we refer to collectively as “junior stock”);

•	equally with any class of capital stock or series of preferred stock now existing (including the Series A Preferred Stock) or established after the Issue Date, the terms of which expressly provide that such class or series will rank equally with the Series B Preferred Stock as to dividend rights and rights upon our liquidation, dissolution or winding up, in each case without regard to whether dividends accrue cumulatively or non-cumulatively (which we refer to collectively as “parity stock”); and

•	junior to (x) each class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock as to dividend rights and rights upon our liquidation, dissolution or winding up, and (y) our existing and future indebtedness (including trade payables).

Voting Rights

The holders vote on an as-converted basis with holders of our Common Stock, such basis being determined assuming the then applicable Initial Conversion Price.

In addition, the affirmative consent of holders of at least a majority in voting power of the outstanding shares of Series B Preferred Stock, voting as a separate class, are required for:

•	the amendment or alteration of the provisions in “Section VIII. Restrictions on Transfer of Securities” in our Certificate of Incorporation;

•	the amendment or alteration of the certificate of designation of the Series B Preferred Stock;

•	the amendment or alteration of our Certificate of Incorporation to authorize or create or increase the authorized amount of, or issue, any class or series of stock ranking senior to the Series B Preferred Stock with respect to either or both the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding-up; and

•	the amendment, alteration or repeal of any provision of our Certificate of Incorporation that adversely affects the rights, preference, privileges or voting power of the Series B Preferred Stock.

Preferred Directors

In addition to the voting rights above, if we fail to:

•	pay regular or participating dividends payable on the shares of the Series B Preferred Stock for six consecutive quarterly regular dividend periods or participating dividend payment dates, as applicable;

•	pay the Mandatory Redemption Price in full at the Mandatory Redemption Date; or

•	repurchase the shares of Series B Preferred Stock tendered for repurchase by paying in full the aggregate Put Event Repurchase Price for all shares so tendered on the Put Event Repurchase Date (each, an “event of nonpayment”);

then immediately prior to the next annual meeting or special meeting of our stockholders, the authorized number of directors on our Board of Directors will automatically be increased by two and the holders of the Series B Preferred Stock will have the right, voting as a separate class, to elect two directors (together, the “preferred directors” and each, a “preferred director”) to fill such newly created directorships at such meeting of our stockholders and at each subsequent annual meeting or special meeting of our stockholders until:

•	in the event of nonpayment of accrued and unpaid regular and participating dividends, all accrued and unpaid regular and participating dividends have been paid in full;

•	in the event of nonpayment of the Mandatory Redemption Price, the Mandatory Redemption Price of all shares of the Series B Preferred Stock has been paid in full; or

•	in the event of nonpayment of the aggregate Put Event Repurchase Price for all shares of Series B Preferred Stock tendered for repurchase, the aggregate Put Event Repurchase Price for such tendered shares has been paid in full;

at which time, as applicable, such right will immediately terminate, except as otherwise provided in this offering memorandum or expressly provided by law, subject to revesting in the event of each and every event of nonpayment.

Upon any termination of the right set forth in the immediately preceding paragraph, the preferred directors will cease to be qualified as directors, the term of office of all preferred directors then in office will terminate immediately, and the authorized number of directors will be reduced by the number of preferred directors elected as described above.

Any preferred director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only at a meeting of our stockholders at which this is a permitted action by the affirmative vote of the holders of a majority in voting power of the shares of the Series B Preferred Stock at the time outstanding voting separately as a class. If the office of any preferred director becomes vacant for any reason other than removal from office as described above, the remaining preferred director may choose a successor who will hold office for the unexpired term in respect of which such vacancy occurred.

At any time after the right of the holders of the Series B Preferred Stock to elect directors has become vested and is continuing but a meeting of our stockholders to elect such directors has not yet been held, or if a vacancy shall exist in the office of any such preferred director that has not been filled by the remaining preferred director, our Board of Directors may, but shall not be required to, call a special meeting of the holders of the Series B Preferred

Stock for the purpose of electing the directors that such holders are entitled to elect; provided that in the event our Board of Directors does not call such special meeting, such election will be held at the next annual meeting. At any such meeting held for the purpose of electing such a director (whether at an annual meeting or special meeting), the presence in person or by proxy of the holders of shares representing at least a majority of the voting power of the Series B Preferred Stock shall be required to constitute a quorum of the Series B Preferred Stock. The affirmative vote of the holders of the Series B Preferred Stock constituting a majority of the voting power of such shares present at such meeting, in person or by proxy, shall be sufficient to elect any such director.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, each holder of shares of the Series B Preferred Stock will be entitled to receive out of our assets available for distribution to our shareholders, subject to rights of our creditors, before any payment or distribution is made to holders of junior stock (including our Common Stock), payment in full of the amount of $1,000 per share of the Series B Preferred Stock, plus an amount equal to any accrued and unpaid dividends, whether or not declared, on such shares to, but not including, the date fixed for liquidation, dissolution or winding up. If in any such distribution our assets or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B Preferred Stock and any other stock ranking equally with the Series B Preferred Stock (including the Series A Preferred Stock) as to such distribution, the holders of shares of the Series B Preferred Stock and such other stock will share ratably in any such distribution in proportion to the full liquidation preference and accrued and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference, including an amount equal to any accrued and unpaid dividends, to which they are entitled, the holders of the Series B Preferred Stock will have no right or claim to any of our remaining assets.

The certificate of designation of the Series B Preferred Stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series B Preferred Stock.

Reservation of Common Stock

We will at all times reserve and keep available out of the authorized and unissued Common Stock, solely for issuance upon mandatory conversion of the Series B Preferred Stock, that number of shares of Common Stock to be issued upon the mandatory conversion of all shares of Series B Preferred Stock then outstanding, calculated using the then applicable Floor Price.

Listing

We have agreed to use our reasonable efforts to list our Common Stock on a national securities exchange after becoming eligible to do so and upon approval of the Board of Directors, but there can be no assurance of whether or at what time such listing will occur.

We do not intend to list the Series B Preferred Stock on any securities exchange.

Registration Rights

On January 5, 2015, we entered into the Registration Rights Agreement with the initial purchasers pursuant to which we agreed for the benefit of holders of the Series B Preferred Stock and the holders of our Common Stock issuable upon mandatory conversion of the Series B Preferred Stock that, subject to certain conditions, we would use our reasonable efforts to:

•	file a shelf registration statement of which this prospectus forms a part covering resales of our Common Stock issuable upon mandatory conversion of the Series B Preferred Stock pursuant to Rule 415 under the Securities Act no later than six months after the Issue Date, to the extent such shares of Common Stock are not freely tradable;

•	file a shelf registration statement of which this prospectus forms a part covering resales of our Series B Preferred Stock pursuant to Rule 415 under the Securities Act no later than one year after the Issue Date, to the extent such shares of Series B Preferred Stock are not freely tradable; and

•	cause each of these shelf registration statements to be declared effective under the Securities Act.

Notwithstanding anything herein to the contrary, we shall not be required to file a shelf registration statement for any offering that pursuant to (i) any written or oral guidance, comments, requirements or requests of the SEC staff and (ii) the Securities Act would be deemed to constitute a primary offering of securities by us.

A holder who elects to sell Series B Preferred Stock or our Common Stock issued upon mandatory conversion of the Series B Preferred Stock, as applicable, pursuant to a shelf registration statement will be:

•	required to be named as a selling security holder in any related prospectus;

•	required to deliver a prospectus to purchasers;

•	subject to certain of the civil liability provisions under the Securities Act in connection with the holder’s sales; and

•	subject to the provisions of the registration rights agreement that are applicable to the holder, including indemnification provisions.

Under the Registration Rights Agreement we will pay all expenses of filing each shelf registration statement.

We will give notice to all holders of the filing and effectiveness, if any, of the applicable shelf registration statement by issuing a press release.

Information Reporting

We have agreed to use our reasonable best efforts to timely file all required reports under Section 13 or 15(d) of the Exchange Act.

If, at any time, we are not subject to Section 13 or 15(d) of the Exchange Act, we will, so long as any of the Series B Preferred Stock or Common Stock issued upon mandatory conversion will, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, upon the written request of a holder, beneficial owner or prospective purchaser of the Series B Preferred Stock or Common Stock, as the case may be, promptly furnish such holder, beneficial owner or prospective purchaser the information required to be delivered pursuant to Rule l44A(d)(4) under the Securities Act to facilitate the resale of the Series B Preferred Stock or Common Stock, as the case may be, pursuant to Rule l44A, as such rule may be amended from time to time. We will take such further action as any holder or beneficial owner of the Series B Preferred Stock or Common Stock, as the case may be, may reasonably request to the extent from time to time required to enable such holder or beneficial owner to sell their shares of Series B Preferred Stock or Common Stock, as the case may be, in accordance with Rule 144A.

Book-Entry, Delivery and Form

The Series B Preferred Stock was issued in book-entry form with DTC or its nominee as the sole registered holder of the Series B Preferred Stock. Ownership of beneficial interests in the Series B Preferred Stock in book-entry form is limited to persons who have accounts with DTC (“participants”) or persons who hold interests through such participants. Ownership of beneficial interests in the Series B Preferred Stock in book-entry form is shown on, and the transfer of that ownership is effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder in book-entry form of all shares of the Series B Preferred Stock, DTC or such nominee, as the case may be, will be considered the sole holder of the Series B Preferred Stock for all purposes under the certificate of designation. No beneficial owner of an interest in the Series B Preferred Stock in book-entry form will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under the certificate of designation.

Payments of dividends on the Series B Preferred Stock will be made to DTC or its nominee, as the case may be, as the registered holder thereof. None of us, the transfer agent, registrar, conversion agent or paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Series B Preferred Stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of dividends in respect the Series B Preferred Stock, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the number of shares of the B Preferred Stock as shown on the records of DTC or its nominee, as the case may be. We also expect that payments by participants to owners of beneficial interests in the Series B Preferred Stock held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We understand that DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include:

•	securities brokers and dealers;

•	banks and trust companies; and

•	clearing corporations and certain other organizations.

Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants).

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the transfer agent, registrar, conversion agent or paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the Series B Preferred Stock in book-entry form and a successor depositary is not appointed by us within 90 days, we will issue certificated shares in exchange for the book-entry securities. Holders of an interest in the Series B Preferred Stock in book-entry form may receive certificated shares, at our option, in accordance with the rules and procedures of DTC in addition to those provided for under the certificate of designation. Beneficial interests in Series B Preferred Stock in book-entry form held by any direct or indirect participant may also be exchanged for certificated shares upon request to DTC by such direct participant (for itself or on behalf of an indirect participant), to the transfer agent in accordance with their respective customary procedures.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Transfer Agent, Registrar and Conversion and Dividend Disbursing Agent

Computershare Trust Company, N.A. serves as transfer agent, registrar and conversion and paying agent for the Series B Preferred Stock.

DESCRIPTION OF CAPITAL STOCK

The descriptions set forth in this section are summaries of the material terms of our Certificate of Incorporation, our Bylaws and applicable provisions of law. Reference is made to the more detailed provisions of, and such descriptions are qualified in their entirety by reference to, our Certificate of Incorporation and Bylaws, which are filed with the SEC and incorporated by reference herein. See “Incorporation of Certain Information by Reference.” You should read our Certificate of Incorporation and Bylaws for the provisions that are important to you.

Our authorized capital stock consists of 3,500,000,000 shares of Common Stock, par value $0.00001 per share, and 10,000,000 shares of preferred stock, par value $0.00001 per share. As of June 30, 2015, there were 206,168,035 shares of Common Stock outstanding and 1,600,000 shares of preferred stock outstanding.

Each share of Common Stock is entitled to one vote on all matters properly presented at a meeting of shareholders. Except as otherwise provided by law, the holders of Common Stock vote as one class. Except as otherwise required by law, holders of shares of Common Stock will not be entitled to vote on certain amendments to the Certificate of Incorporation that amend, modify or alter the terms of certain series of preferred stock, if the series excludes the right to vote on such amendments. Holders of Common Stock may not cumulate their votes in the election of directors, and are entitled to share equally in the Common Stock dividends that may be declared by our Board of Directors, but only subject to the rights of the holders of preferred stock. Holders of our Series A Preferred Stock are, and holders of the Series B Preferred Stock will be, entitled to vote together with holders of the Common Stock on an as converted basis and also have certain special voting rights on matters related to the preferred shares. For a description of voting rights of the Series B Preferred Stock, see “Description of Series B Preferred Stock—Voting Rights.”

The number of directors that shall constitute the entire Board of Directors shall not be more than eleven (11), and the Board of Directors currently consists of nine (9) directors. KKR has the right to appoint two of our directors pursuant to the Investor Rights Agreement.

Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of Common Stock share ratably in the assets remaining after payments to creditors and provision for the preference of our preferred stock. Shares of preferred stock are entitled to their liquidation preference upon such a liquidation.

There are no preemptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable.

The affirmative vote of the holders of at least eighty percent (80%) of the voting power of the issued and outstanding shares of Common Stock and the issued and outstanding shares of preferred stock, if any, entitled to vote generally with the Common Stock on all matters on which the holders of Common Stock are entitled to vote, voting together as a class, is required to adopt any provision inconsistent with, or to amend or repeal any provision of, Articles X (Liability of Directors; Indemnification), XI (Amendment) or XII (Business Opportunities), of the Certificate of Incorporation.

Article VIII of the Certificate of Incorporation provides that, without the approval of our Board of Directors, (i) no person (or group of persons treated as a single entity under Treasury Regulation Section 1.382-3) will be permitted to acquire, whether directly or indirectly, and whether in one transaction or a series of related transactions, any of our stock or any other instrument treated as stock for purposes of Section 382, to the extent that after giving effect to such purported acquisition (a) the purported acquirer or any other person by reason of the purported acquirer’s acquisition would become a Substantial Holder (as defined below), or (b) the percentage stock ownership of a person that, prior to giving effect to the purported acquisition, is already a Substantial Holder would be increased; and (ii) no Substantial Holder may dispose, directly or indirectly, of any class of our stock or any other instrument treated as stock for purposes of Section 382. A “Substantial Holder” is a person that owns (as determined for purposes of Section 382) at least 4.75 percent of the total value of our stock, including any instrument treated as stock for purposes of Section 382.

Our Common Stock is listed on the OTCQB under the symbol “WMIH.”

The Series A Preferred Stock has rights substantially similar to those associated with the Common Stock, with the exception of a liquidation preference, conversion rights and customary anti-dilution protections. The Series A Preferred Stock has a liquidation preference equal to the greater of (i) $10.00 per 1 million shares of Series A Preferred Stock plus declared but unpaid dividends on any such shares and (ii) the amount that the holder of the Series A Preferred Stock would be entitled to if such holder participated with the holders of shares of Common Stock then outstanding, pro rata as a single class based on the number of outstanding shares of Common Stock on an as-converted basis held by each holder as of immediately prior to a liquidation, in the distribution of all our remaining assets and funds available for distribution to our shareholders. The Series A Preferred Stock is convertible at a conversion price of $1.10 per share into shares of Common Stock either at the option of the holder or automatically upon transfer by KKR Fund to a non-affiliated party. Further, KKR Fund, as the holder of the Series A Preferred Stock, has received other rights pursuant to the Investor Rights Agreement as described in “Selling Security Holders—Material Relationships with the Selling Security Holders—Investor Rights Agreement.”

The Series B Preferred Stock is described in “Description of Series B Preferred Stock.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax considerations and, in the case of non-U.S. holders (as defined below), estate tax considerations, relevant to the purchase, ownership, disposition and conversion of the Series B Preferred Stock and the ownership and disposition of any Common Stock received upon conversion of the Series B Preferred Stock. The following summary is based upon the provisions of the Code, Treasury Regulations and judicial and administrative authority, all of which are subject to change, possibly with retroactive effect, or different interpretations. This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to an investor’s decision to purchase shares of Series B Preferred Stock or Common Stock, nor any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This summary also does not address tax consequences that may be applicable to investors subject to special treatment for U.S. federal income tax purposes, including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other pass-through entities or holders of interests therein, dealers in securities, persons liable for the alternative minimum tax, U.S. expatriates and former long-term U.S. residents, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, and persons that will hold our Series B Preferred Stock or Common Stock as a position in a hedging transaction, “straddle”, “conversion transaction” or other risk reduction transaction. This summary is limited to taxpayers who will hold our Series B Preferred Stock and any Common Stock received in respect thereof as “capital assets” (generally, property held for investment).

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds our Series B Preferred Stock or Common Stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership considering the purchase of our Series B Preferred Stock, you should consult your tax advisor.

Each potential investor should consult with its own tax advisor as to the U.S. federal, state, local, non-U.S. and any other tax consequences of the purchase, ownership, conversion and disposition of our Series B Preferred Stock and Common Stock.

Consequences to U.S. Holders of Series B Preferred Stock or Common Stock

The discussion in this section is addressed to a holder of our Series B Preferred Stock and Common Stock received in respect thereof that is a U.S. holder for federal income tax purposes. You are a U.S. holder if you are a beneficial owner of Series B Preferred Stock or Common Stock and you are, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) certain circumstances apply and the trust has validly elected to be treated as a United States person.

Dividends. Distributions with respect to our Series B Preferred Stock and our Common Stock will be taxable as dividends for U.S. federal income tax purposes when paid to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of distributions with respect to our Series B Preferred Stock or Common Stock exceeds our current and accumulated earnings and profits, such excess will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such Series B Preferred Stock or Common Stock, as the case may be, and thereafter as capital gain from the sale of such Series B Preferred Stock or Common Stock, as applicable. We do not expect to have significant amounts of current or accumulated earnings and profits prior to, and possibly after, any Acquisition or Qualified Acquisition.

Distributions on our Series B Preferred Stock and Common Stock constituting dividends for U.S. federal income tax purposes that are paid to holders that are U.S. corporations will qualify for the dividends received deduction if certain holding period and other applicable requirements are met. However, any distribution (or the portion of any distribution) that exceeds our current and accumulated earnings and profits will not be eligible for the dividends received deduction. Dividends paid to a non-corporate U.S. holder will qualify for taxation at special rates if certain holding period and other applicable requirements are met.

Sale or Other Disposition. A U.S. holder will generally recognize capital gain or loss on a sale or exchange (other than pursuant to a conversion into Common Stock) of our Series B Preferred Stock or Common Stock equal to the difference between the amount realized upon the sale or exchange (not including any proceeds attributable to declared and unpaid dividends, which will be taxable as described above to U.S. holders of record who have not previously included such dividends in income) and the holder’s adjusted tax basis in the shares sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for the shares sold or exchanged is more than one year. The deductibility of capital losses is subject to limitations.

In the case of a redemption of our Series B Preferred Stock or Common Stock for cash, a redeemed U.S. holder will generally recognize capital gain or loss if the redemption meets at least one of the following requirements: (i) the redemption is “not essentially equivalent to a dividend” as determined for U.S. federal income tax purposes, (ii) the redemption results in a “complete termination” of the holder’s interest in our stock (preferred and common), or (iii) the redemption is “substantially disproportionate” with respect to the holder of Series B Preferred Stock or Common Stock as determined for U.S. federal income tax purposes. If the redemption satisfies any of these requirements, the redemption will be treated as a sale or exchange of the Series B Preferred Stock or Common Stock and such holder will recognize capital gain or loss (as described in the preceding paragraph). If the redemption does not satisfy any of these requirements, the holder will be treated as having received a distribution on such stock (in an amount that generally will be equal to the amount of cash received in the redemption) with the general consequences described in “— Dividends” above. In such case, the holder’s tax basis in the Series B Preferred Stock or Common Stock that is redeemed would be allocated to the holder’s remaining stock, if any, or possibly to stock owned by him constructively if the holder of Series B Preferred Stock or Common Stock does not continue to own, directly, any of our stock.

Conversion of Series B Preferred Stock into Common Stock. As a general rule, a U.S. holder will not recognize any gain or loss in respect of the receipt of Common Stock upon the conversion of our Series B Preferred Stock, except to the extent of dividends in arrears and cash received in lieu of a fractional share, as described below. Except to the extent of Common Stock treated as received in respect of any dividends in arrears as described below, the adjusted tax basis of Common Stock received on conversion will equal the adjusted tax basis of the Series B Preferred Stock converted (reduced by the portion of adjusted tax basis allocated to any fractional shares of Common Stock exchanged for cash, as described below), and the holding period of such Common Stock received on conversion will generally include the period during which the Series B Preferred Stock was held prior to conversion. Any cash received attributable to any declared but unpaid dividends on the Series B Preferred Stock will be treated as described above under “—Dividends.”

Cash received in lieu of a fractional share of Common Stock will generally be treated as a payment in a taxable exchange for such fractional share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share.

You should consult your own tax advisor to determine the specific tax treatment of the receipt of shares in respect of accrued but unpaid dividends or cash in lieu of a fractional share in your particular circumstances.

Adjustment of Conversion Price. The conversion price of the Series B Preferred Stock is subject to adjustment under certain circumstances. Treasury Regulations promulgated under Section 305 of the Code would treat a U.S. holder of our Series B Preferred Stock as having received a constructive distribution includable in such U.S. holder’s income in the manner described under “—Dividends,” above, if and to the extent that certain adjustments in the conversion price increase the proportionate interest of the U.S. holder in our earnings and profits. For example, a decrease in the conversion price to reflect a taxable dividend to holders of Common Stock will generally give rise to a deemed taxable dividend to the holders of Series B Preferred Stock to the extent of an allocable portion of our current or accumulated earnings and profits. In addition, an adjustment to the conversion price of our Series B Preferred Stock or a failure to make such an adjustment could potentially give rise to constructive distributions to U.S. holders of our Common Stock. Thus, under certain circumstances, U.S. holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the U.S. holders of the Series B Preferred Stock, however, generally will not be considered to result in a constructive dividend distribution.

Information Reporting and Backup Withholding on U.S. Holders. In general, information reporting will apply with respect to the payment of dividends on our Series B Preferred Stock or Common Stock and the payment of proceeds on the sale of our Series B Preferred Stock or our Common Stock, unless a U.S. holder is an exempt recipient such as a corporation. Backup withholding may apply unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Any amount withheld under the backup withholding rules from a payment to a holder is allowable as a credit against such holder’s U.S. federal income tax, which may entitle the holder to a refund, provided that the holder timely provides the required information to the IRS.

Medicare Tax. An additional 3.8% tax is imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from dividends and net gain from the disposition of property, such as our Series B Preferred Stock and Common Stock, less certain deductions. You should consult your tax advisor with respect to this additional tax.

Consequences to Non-U.S. Holders of Series B Preferred Stock or Common Stock

The discussion in this section is addressed to holders of our Series B Preferred Stock and Common Stock received in respect thereof that are non-U.S. holders. You are a non-U.S. holder if you are a beneficial owner of Series B Preferred Stock or Common Stock received in respect thereof (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) and you are not a U.S. holder.

Dividends. Generally, dividends (including any constructive distributions taxable as dividends as described below and any cash paid upon a conversion or redemption that is treated as a dividend) paid to a non-U.S. holder with respect to our Series B Preferred Stock or our Common Stock will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable tax treaty.

Even if you are eligible for a lower treaty rate, we will generally be required to withhold at a 30% rate rather than the lower treaty rate on dividend payments to you, unless:

•	you have furnished to us or our paying agent, as the case may be, a valid IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other documentary evidence establishing your entitlement to the lower treaty rate in accordance with the Treasury Regulations, and

•	in the case of actual or constructive dividends paid to certain foreign intermediaries, you satisfy the relevant certification requirements of applicable U.S. Treasury Regulations.

If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of the rate by timely filing a refund claim with the IRS.

Because constructive dividends will not give rise to any cash from which any applicable U.S. federal withholding tax can be satisfied, we intend to set off any withholding tax that we are required to collect with respect to any such constructive dividend against cash payments and other distributions otherwise deliverable to you. As a result, if we make an adjustment to the conversion rate and the adjustment gives rise to a constructive dividend, non-U.S. holders should expect additional U.S. withholding on subsequent distributions.

Dividends that are effectively connected with a trade or business carried on by a non-U.S. holder within the United States, and, to the extent an applicable treaty requires, attributable to a permanent establishment maintained by the non-U.S. holder in the United States, will generally be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates but will not be subject to U.S. withholding tax if certain certification requirements are satisfied. You can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us or our paying agent. A non-U.S. holder that is a corporation may also be subject to a “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) on the deemed repatriation from the United States of its “effectively connected earnings and profits,” subject to certain adjustments.

Sale or Other Disposition. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on income or gain recognized on the sale, exchange or redemption (including the deemed exchange that gives rise to a payment of cash in lieu of a fractional share) of our Series B Preferred Stock or our Common Stock (not including any amounts attributable to declared and unpaid dividends or a redemption that does not satisfy the requirements to be treated as a sale or exchange (as described above under “Consequences to U.S. Holders of Series B Preferred Stock or Common Stock—Sale or Other Disposition”), which will be taxable to a non-U.S. holder as described above under “— Dividends”) unless:

•	the gain is effectively connected with a U.S. trade or business of the holder (and, if a tax treaty applies, the gain is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. holder in the United States);

•	in the case of a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year of the sale or disposition and certain other conditions are met; or

•	we are, or have been within the five years preceding the holder’s disposition of the Series B Preferred Stock or Common Stock, a “United States real property holding corporation” as defined in the Code.

We have not determined whether we are a “United States real property holding corporation”, and no assurance can be given that we are not or will not become one in the future. In general, gain on the sale or other disposition of stock of a “United States real property holding corporation” that is “regularly traded” on an established securities market will be subject to U.S. federal income tax only in the case of a holder that owns more than 5% of the total fair market value of that class of stock at any time during the five-year period ending on the date of disposition. If a non-regularly traded class of stock is convertible into a regularly traded class of stock, gain on the sale of that non-regularly traded stock will be subject to U.S. federal income tax only if, on any date on which such stock was acquired by the holder, the non-regularly traded stock acquired by such holder (including all previously acquired stock of the same class) had a fair market value greater than 5% of the regularly traded class of the corporation’s stock into which it is convertible as measured on such date. If a non-U.S. holder is subject to U.S. federal income tax pursuant to these rules, any gains on the sale or other disposition of such stock will be taxed on a net income basis at the graduated rates applicable to U.S. persons, and such holder would be required to file a U.S. tax return with respect to such gains.

If we are a U.S. real property holding company and the Series B Preferred Stock is considered to be “regularly traded,” gain recognized on a sale or other disposition of Series B Preferred Stock by a holder that owns more than 5% of the Series B Preferred Stock would be subject to U.S. federal income tax. We cannot assure you that the Series B Preferred Stock will not be considered regularly traded under the relevant rules. If the Series B Preferred Stock is not considered to be regularly traded, gain recognized on a sale or other disposition of Series B Preferred Stock would be subject to U.S. federal income tax only in the case of a non-U.S. holder that owned, as of the date of any acquisition of such Series B Preferred Stock, an amount of Series B Preferred Stock having a fair market value greater than 5% of the outstanding Common Stock into which it is convertible as measured on such date, provided the Common Stock continues to be regularly traded on an established securities market. Furthermore, in such case, such a non-U.S. holder may be subject to a 10% withholding tax on a sale or other disposition of our Series B Preferred Stock. Gain recognized on a sale or other disposition of our Common Stock would be subject to U.S. federal income tax only in the case of a non-U.S. holder that owns more than 5% of our Common Stock, provided the Common Stock continues to be regularly traded on an established securities market.

Non-U.S. holders that may be treated as actually or constructively owning more than 5% of our Series B Preferred Stock or Common Stock should consult their own tax advisors with respect to the U.S. federal income tax consequences of the ownership and disposition of Series B Preferred Stock or Common Stock.

Conversion of Series B Preferred Stock into Common Stock. You generally will not recognize any gain or loss by reason of receiving Common Stock in exchange for Series B Preferred Stock upon conversion of the Series B Preferred Stock, except gain or loss will be recognized with respect to any cash received in lieu of a fractional share. Any cash received attributable to declared but unpaid dividends on the Series B Preferred Stock will be treated as described above under “—Dividends.” You should consult your own tax advisor to determine the specific tax treatment of the receipt of shares in respect of accrued but unpaid dividends or cash in lieu of a fractional share in your particular circumstances.

Adjustment of Conversion Price. As described above under “Consequences to U.S. Holders of Series B Preferred Stock or Common Stock — Adjustment of Conversion Price,” adjustments in the conversion price (or failures to adjust the conversion price) that result in an increase in the proportionate interest of a non-U.S. holder in our earnings and profits could result in deemed distributions to the non-U.S. holder that are taxed as described under “— Dividends.” It is possible that any withholding tax on such a deemed distribution could be withheld from cash dividends, shares of our Common Stock or sale proceeds subsequently paid or credited to you.

U.S. Federal Estate Tax. Our Series B Preferred Stock and Common Stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding. Payment of dividends (including constructive dividends), and the tax withheld with respect thereto, is subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available under the provisions of an applicable tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply to the payment of dividends to a non-U.S. holder unless such non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a “United States person” as defined in the Code) or otherwise establishes an exemption from backup withholding.

Information reporting and, depending on the circumstances, backup withholding, will apply to the proceeds of a sale of our Series B Preferred Stock or Common Stock within the United States or conducted through certain United States-related financial intermediaries, unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a “United States person” as defined in the Code), or otherwise establishes an exemption.

Any amount withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowable as a credit or refund against such holder’s U.S. federal income tax liability, provided that the non-U.S. holder timely provides the required information to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

Additional Withholding Requirements. Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on the Series B Preferred Stock or Common Stock and, for a disposition of the Series B Preferred Stock or Common Stock occurring after December 31, 2016, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under

FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisor regarding these requirements and whether they may be relevant to your ownership and disposition of the Series B Preferred Stock or Common Stock.

You are urged to consult your own tax advisors regarding the tax considerations of the ownership, conversion and disposition of Series B Preferred Stock and Common Stock, including the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of changes in U.S. or other tax laws.

PLAN OF DISTRIBUTION

We are registering the shares covered by this prospectus to permit the selling security holders to sell shares of our Series B Preferred Stock and our Common Stock issuable upon conversion of the Series B Preferred Stock directly to purchasers or through underwriters, broker-dealers or agents from time to time after the date of this prospectus. We will not receive any proceeds from the sale of the shares offered by this prospectus. Except for underwriting discounts, selling commissions and/or similar charges incurred for the sale of any shares, which will be paid by the selling security holders, we have agreed to pay the expenses incurred in connection with the registration of the shares of Series B Preferred Stock and the shares of Common Stock covered by this prospectus. The aggregate proceeds to the selling security holders from the sale of the shares will be the purchase price of the shares less any discounts and commissions. Each selling security holder reserves the right to accept and, together with its respective agents, to reject, any proposed purchases of shares to be made directly or through agents.

The selling security holders may, from time to time, sell any or all of their shares of Series B Preferred Stock and Common Stock issuable upon conversion of the Series B Preferred Stock offered by this prospectus on any stock exchange or over-the-counter market on which the shares may be listed or quoted or in private transactions. These sales may be at fixed, varying or privately negotiated prices. Subject to the limitations set forth in the Registration Rights Agreement, the selling security holders may use any one or more of the following methods when selling the shares offered by this prospectus:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	in transactions other than on such exchanges or in the over-the-counter market;

•	privately negotiated transactions;

•	underwriters or broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In addition, the selling security holders may enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made pursuant to this prospectus. For example, the selling security holders may:

•	enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with selling security holders;

•	sell shares short themselves and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions;

•	write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which they settle through delivery of the shares;

•	enter into option transactions or other types of transactions that require the selling security holder to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus; or

•	lend or pledge the shares to a broker, dealer or other financial institution, which may sell the shares under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

The selling security holders and any underwriters, broker-dealers or agents that are involved in the sale of the shares of Series B Preferred Stock and Common Stock issuable upon conversion of the Series B Preferred Stock or interests therein may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions or concessions received by any underwriters, broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts and commissions under the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the selling security holders and any underwriter, broker-dealer or agent regarding the sale of the shares by the selling security holders.

To the extent required, the number of our securities to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Our Common Stock is currently listed on the OTCQB under the trading symbol “WMIH.” We have agreed to use our reasonable efforts to list our Common Stock on a national securities exchange after becoming eligible to do so and upon approval of the Board of Directors, but there can be no assurance as to whether or at what time such listing will occur. We do not intend to list the Series B Preferred Stock on any securities exchange.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the Series B Preferred Stock and Common Stock issuable upon conversion of the Series B Preferred Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Series B Preferred Stock and Common Stock issuable upon conversion of the Series B Preferred Stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

There can be no assurance that the selling security holders will sell all or any of the Series B Preferred Stock and the Common Stock issuable upon conversion of the Series B Preferred Stock offered by this prospectus. Further, we cannot assure you that any selling security holder will not transfer, devise or gift the Series B Preferred Stock and the Common Stock issuable upon conversion of the Series B Preferred Stock by other means not described in this prospectus. In addition, any Series B Preferred Stock or Common Stock issuable upon conversion of the Series B Preferred Stock covered by this prospectus that qualifies for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. In order to comply with the securities laws of some states, the shares sold in those jurisdictions may only be sold through registered or licensed brokers or dealers. In addition, in some states, the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. Due to the nature of our operations, the exemption under Rule 144 of the Securities Act may not be available for offers and sales of the Series B Preferred Stock or our Common Stock issuable upon mandatory conversion thereof.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP.

EXPERTS

The consolidated financial statements incorporated herein by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and the effectiveness of our internal control over financial reporting have been audited by Burr Pilger Mayer, Inc., an independent registered public accounting firm, as stated in their report included therein, also incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have filed with the SEC the registration statement on Form S-3 under the Securities Act, with respect to the shares of our Series B Preferred Stock and our Common Stock issuable upon conversion of the Series B Preferred Stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our Series B Preferred Stock and our Common Stock issuable upon conversion of the Series B Preferred Stock, you should refer to the registration statement.

The SEC allows us to “incorporate by reference” certain information we have filed with them, which means that we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, excluding (except as noted below) any disclosures therein that are furnished and not filed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on February 27, 2015;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, filed on May 8, 2015;

•	Current Report on Form 8-K dated December 19, 2014, and filed on December 19, 2014, as amended by Current Report on Form 8-K/A dated December 24, 2014, and filed on December 24, 2014, including the disclosures therein that are furnished and not filed;

•	Current Report on Form 8-K dated January 5, 2015, and filed on January 5, 2015;

•	Current Report on Form 8-K dated February 25, 2015, and filed on February 27, 2015;

•	Current Report on Form 8-K dated April 27, 2015, and filed on April 27, 2015;

•	Current Report on Form 8-K dated April 28, 2015, and filed on May 4, 2015;

•	Current Report on Form 8-K dated May 11, 2015, and filed on May 13, 2015;

•	Current Report on Form 8-K dated June 23, 2015, and filed on June 29, 2015;

•	Proxy Statement on Schedule 14A dated March 9, 2015, and filed on March 9, 2015;

•	The description of our Common Stock, which is contained in our registration statement on Form 8-A filed on March 30, 2012, as updated or amended in any amendment or report filed for such purpose.

In addition, all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules), after the initial filing of the registration statement related to this prospectus and prior to the termination of the offering of the securities described in this prospectus, shall be deemed to be incorporated by reference herein and to be part of this prospectus from the respective dates of filing such documents. Information contained in this prospectus modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

We will provide, upon written or oral request, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of these filings (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in any such documents), at no cost. Any person requesting such information can contact us at the address and telephone number indicated below:

WMIH Corp.

800 Fifth Avenue, Suite 4100

Seattle, WA 98104

Attention: Secretary

Telephone (206) 922-2957

Our incorporated reports and other documents may be accessed by contacting the SEC as described below in “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read these SEC filings, and the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Room at the address above. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room. The filings are also available on our website at www.wmih-corp.com. Please note, however, that the information on, or accessible through, our website, other than the documents listed above under “Incorporation of Certain Information by Reference,” is not incorporated into this prospectus by reference and should not be considered a part of this prospectus.

WMIH Corp.

600,000 shares of Series B Convertible Preferred Stock

Shares of Common Stock issuable upon conversion of the Series B Convertible

Preferred Stock

Prospectus

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses expected to be incurred by us in connection with the offering described in this registration statement. All amounts are estimates except the registration fee.

Expenses	Amount
Securities and Exchange Commission registration fee	$69,720
Trustees’ and transfer agents’ fees	2,500
Printing expenses	16,000
Legal fees and expenses	150,000
Accounting fees and expenses	15,000
Miscellaneous expenses	2,500

Total	$255,720

Item 15.	Indemnification of Directors and Officers

The Delaware General Corporations Law (the “DGCL”) permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for damages for certain breaches of the director’s fiduciary duty. However, no such provision may eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for declaration of unlawful dividends or illegal redemptions or stock repurchases; or (iv) for any transaction from which the director derived an improper personal benefit.

The Certificate of Incorporation (the “Certificate of Incorporation”) of WMIH Corp. (“WMIH”) provides that a director will not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

The DGCL permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. Delaware’s laws provide that a corporation may advance expenses of defense in certain circumstances, and permit a corporation to purchase and maintain liability insurance for its directors and officers.

The DGCL provides that indemnification may not be made for any matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

The Bylaws of WMIH provide that WMIH shall indemnify each person whom it may indemnify to the extent permitted by the DGCL and that WMIH may purchase and maintain insurance on behalf of any person who is or was serving as a director, officer, employee or agent of WMIH, or of another entity at the request of WMIH. The Certificate of Incorporation provides that WMIH shall indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

In connection with the Series B Preferred Stock Offering, WMIH entered into an indemnification agreement with Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and Tagar Olson (who is a KKR designee to our Board of Directors), pursuant to which we will indemnify KKR and Mr. Olson for liabilities arising out of the Series B Preferred Stock Offering.

Item 16.	Exhibits

Exhibit Number	Exhibit Description	Incorporated by reference			Filed Herewith
		Form	Exhibit	Filing Date

3.1	Amended and Restated Certificate of Incorporation of WMIH Corp., a Delaware corporation.	8-K	3.1	5/13/15

3.2	Amended and Restated Bylaws of WMIH Corp., a Delaware corporation.	8-K	3.2	5/13/15

4.1	Investor Rights Agreement, dated January 30, 2014, between WMI Holdings Corp., KKR Fund Holdings L.P. and any subsequent shareholder party.	8-K	4.2	1/31/14

4.2	Form of Tranche A Warrant.	8-K	4.3	1/31/14

4.3	Form of Tranche B Warrant.	8-K	4.4	1/31/14

4.4	Form of Series A Convertible Preferred Stock Certificate.	8-K	4.6	1/31/14

4.5	Registration Rights Agreement, dated January 5, 2015, by and among WMI Holdings Corp, Citigroup Global Markets Inc., and KKR Capital Markets LLC	8-K	10.1	1/5/2015

5.1	Opinion Akin Gump Strauss Hauer & Feld LLP with respect to legality of the securities				X

12.1	Statement re: Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends.				X

23.1	Consent of Burr Pilger Mayer, Inc.				X

23.2	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1)				X

24	Power of Attorney (included on signature page of this registration statement on Form S-3).				X

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date of such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any document immediately prior to such effective date.

(5)	that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Seattle, State of Washington, on July 1, 2015.

WMIH CORP.

By:	/s/ William C. Gallagher
	Name:	William C. Gallagher
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Charles Edward Smith and Thomas L. Fairfield, and each of them, his or her lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granted unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or appropriate to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on July 1, 2015 by the following persons in the capacities indicated.

Signature	Title

/s/ William C. Gallagher William C. Gallagher	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Timothy F. Jaeger Timothy F. Jaeger	Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Eugene Davis Eugene Davis	Director and Chairman of the Board

/s/ Thomas L. Fairfield Thomas L. Fairfield	Director

/s/ Diane Beth Glossman Diane Beth Glossman	Director

/s/ Tagar C. Olson Tagar C. Olson	Director

/s/ Paul E. Raether Paul E. Raether	Director

/s/ Michael Renoff Michael Renoff	Director

/s/ Steven D. Scheiwe Steven D. Scheiwe	Director

/s/ Michael Willingham Michael Willingham	Director

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Incorporated by reference			Filed Herewith
		Form	Exhibit	Filing Date

3.1	Amended and Restated Certificate of Incorporation of WMIH Corp., a Delaware corporation.	8-K	3.1	5/13/15

3.2	Amended and Restated Bylaws of WMIH Corp., a Delaware corporation.	8-K	3.2	5/13/15

4.1	Investor Rights Agreement, dated January 30, 2014, between WMI Holdings Corp., KKR Fund Holdings L.P. and any subsequent shareholder party.	8-K	4.2	1/31/14

4.2	Form of Tranche A Warrant.	8-K	4.3	1/31/14

4.3	Form of Tranche B Warrant.	8-K	4.4	1/31/14

4.4	Form of Series A Convertible Preferred Stock Certificate.	8-K	4.6	1/31/14

4.5	Registration Rights Agreement, dated January 5, 2015, by and among WMI Holdings Corp, Citigroup Global Markets Inc., and KKR Capital Markets LLC	8-K	10.1	1/5/2015

5.1	Opinion Akin Gump Strauss Hauer & Feld LLP with respect to legality of the securities				X

12.1	Statement re: Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends.				X

23.1	Consent of Burr Pilger Mayer, Inc.				X

23.2	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1)				X

24	Power of Attorney (included on signature page of this registration statement on Form S-3).				X